UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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KBW, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KBW, Inc.

787 Seventh Avenue

New York, New York 10019

April 30, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of KBW, Inc. The meeting will be held at 10:00 a.m., New York time, on Monday, June 14, 2010, at the AMA New York Executive Conference Center, located at 1601 Broadway (between 48th and 49th streets), New York, New York 10019.

The accompanying Notice of the 2010 Annual Meeting of Stockholders and the 2010 Proxy Statement describe the items to be considered and acted upon by stockholders at the Annual Meeting.

Please note our procedures for admission to the Annual Meeting, which are described in the Notice of the 2010 Annual Meeting of Stockholders.

If you are a stockholder of record and received printed proxy materials, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). If you are a stockholder of record and elected to receive the proxy materials electronically, you will receive an e-mail message with instructions on how to vote. Similarly, if you are a stockholder of record and received a notice of the Internet availability of the proxy materials in the mail, such notice also contains instructions on how to vote. If you are not a stockholder of record but are a beneficial owner of shares held in “street name,” you must follow the instructions provided by the broker, bank, or similar entity holding your shares to use in directing them how to vote your shares, which are similar to the voting procedures for stockholders of record.

Additional information regarding the distinction between stockholders of record and street name holders, as well as the various available voting procedures, are described further under the questions “What is the difference between a “record” holder and a “street name” holder?” and “How do I submit my proxy and vote my shares?” on pages 2 and 3, respectively. Whether or not you plan to attend the Annual Meeting, please sign, date and return your enclosed proxy card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted in accordance with your instructions.

You can revoke your proxy before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the question “Can I change my vote after I have submitted my proxy?” on page 5 of this Proxy Statement.

Your vote is very important. I look forward to seeing you at the Annual Meeting.

This Proxy Statement, along with our 2009 annual report and the proxy, is being distributed to stockholders on or about April 30, 2010.

Sincerely,

JOHN G. DUFFY
Chairman of the Board
and Chief Executive Officer

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF KBW, INC.

TO BE HELD ON MONDAY, JUNE 14, 2010

KBW, Inc.

787 Seventh Avenue, New York, New York, 10019

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Date:	Monday, June 14, 2010.

Time:	10:00 a.m., New York time.

Place:	AMA New York Executive Conference Center, 1601 Broadway (between 48th and 49th streets), New York, New York, 10019.

Purposes:	1. To elect two Class III directors to serve on the Board of Directors until the annual meeting in 2013,

2. To ratify the appointment of KPMG LLP, the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2010, and

3. To transact such other business that may properly come before the meeting and any adjournments thereof.

Who Can Vote:	Stockholders at the close of business on April 19, 2010.

How You Can Vote:

You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. You may also vote over the Internet as described on the proxy card or voting instruction card or on the notice of Internet availability of proxy materials, or you may vote over the telephone as described on the proxy card or voting instruction card. If you are receiving these proxy materials electronically, the e-mail message you received contains instructions for voting.

Who May Attend:

Only persons with either an admission ticket, evidence of stock ownership or who are guests of the Company may attend the meeting. Photo identification will be required (a driver’s license or passport is preferred).

•    If your shares are registered in your name:  If you received printed proxy materials, you must bring the admission ticket attached to your proxy card. If you only received the notice of Internet availability of proxy materials or you elected to receive your proxy materials electronically, please contact Alan Oshiki with Investor Relations at (866) 529-2339 and request an admission ticket.

•    If your shares are registered in the name of a broker, trust, bank or other nominee:  You must bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 14, 2010:

The 2010 Notice and Proxy Statement and the 2009 annual report are available at www.proxyvote.com

By Authorization of the Board of Directors,

MITCHELL B. KLEINMAN
General Counsel and Corporate Secretary

New York, New York

April 30, 2010

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) of KBW, Inc. (which we refer to as the “Company,” “KBW,” “we,” “our” or “us” in this Proxy Statement) is soliciting your proxy to vote your shares of common stock at our 2010 Annual Meeting of Stockholders (the “Meeting”).

Why did I receive this Proxy Statement?

You received this Proxy Statement because you were a stockholder at the close of business on April 19, 2010, the record date, and are therefore entitled to vote at the Meeting. This Proxy Statement, the 2009 annual report and the accompanying proxy card or voting instruction card are being distributed to stockholders beginning on April 30, 2010. The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with, among other things, information on these matters to assist you in voting your shares.

What is the purpose of the Meeting?

At the Meeting, stockholders will vote upon the matters outlined in the Notice of the 2010 Annual Meeting of Stockholders. These are expected to be:

•                  the election of two Class III directors, and

•                  the ratification of the appointment of KPMG LLP (“KPMG”), our independent registered public accounting firm.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. When you designate a proxy, you also may direct the proxy how to vote your shares. John G. Duffy, Robert Giambrone and Mitchell B. Kleinman, three of our executive officers, have been appointed by the Board as proxies for the Meeting. By completing and returning the enclosed proxy card or submitting your proxy by telephone or the Internet, you are giving the proxies the authority to vote your shares in the manner you indicate.

What is a proxy statement?

It is a document that we are required to give you, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when we ask you to designate proxies to vote your shares of common stock at a meeting of our stockholders. The proxy statement includes information regarding the matters to be acted upon at the Meeting and certain other information required by the regulations of the SEC and the rules of the New York Stock Exchange (the “NYSE”).

What is the difference between a “record” holder and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with BNY Mellon Shareowner Services, our stock transfer agent, you are a “stockholder of record,” or the “record” holder of those shares. As the record holder you have the right to vote your shares in person or by proxy at the Meeting.

If your shares are held in an account at a brokerage firm, bank or similar entity, then you are the beneficial owners of shares held in “street name.” The entity holding your account is considered the record holder for purposes of voting at the Meeting. As a street name holder, you usually cannot vote your shares directly. However, since you are the beneficial owner of the shares, you have the right to direct the entity on how to vote the shares held in your account, as described below under “How do I submit my proxy and vote my shares?”

Why did I receive multiple proxy cards or multiple notices of Internet availability of proxy materials in the mail?

You may receive more than one proxy card or more than one notice of Internet availability of our proxy materials (the “Internet Availability Notice”) because you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e. in “street name”), you will receive these documents or other voting information from the broker, and you will return your proxy cards to them or otherwise follow their instructions for voting. In order to ensure that all of your shares are voted, you should vote with respect to all your accounts by completing and signing each proxy card, or by voting over the Internet or telephone using the control or authentication numbers provided for each account, as described below under “How do I submit my proxy and vote my shares?”

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of common stock.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of common stock at the close of business on our record date, which is Monday, April 19, 2010.

How many shares must be present to hold the Meeting?

In accordance with the amended and restated bylaws of the Company (the “Company Bylaws”), shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote as of the record date must be present at the Meeting in order to hold the Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Meeting if:

•                  you are present and vote in person at the Meeting, or

•                  you have properly and timely submitted your proxy.

How many shares of common stock may vote at the Meeting?

As of April 19, 2010, there were 35,488,329 shares of common stock outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter presented.

How do I submit my proxy and vote my shares?

SEC rules enable us to provide access to our proxy materials over the Internet, as long as we mail a brief Internet Availability Notice to stockholders that have not already requested printed copies. The Internet Availability Notice contains instructions on how to access and view our proxy materials online, describes the methods through which you may vote your shares and provides instructions on how to request printed materials if you prefer them.

If you are a “stockholder of record,” you may submit your proxy and vote in any of the following ways:

•                  if you received a printed set of proxy materials by mail, by completing and mailing the paper copy of the proxy card,

•                  over the telephone by calling the toll free number that is listed on the proxy card, or

•                  via the Internet using the website that is listed on either the proxy card or the Internet Availability Notice.

The Internet and telephone voting procedures require you to authenticate your identity as a stockholder. If you are a stockholder of record and would like to submit your proxy by Internet, please refer to the instructions contained in the proxy card or the Internet Availability Notice, and if you would like to submit your proxy by telephone, please refer to the instructions in the proxy card only. If you vote via telephone or the Internet, please do not return a completed proxy card. Note that if you elected to receive these materials electronically you did not receive a proxy card, and the e-mail message accompanying these materials contains instructions for voting.

If you hold your shares in “street name,” you must follow the instructions provided by your broker, bank, or similar entity holding your shares to use in directing them how to vote your shares, which are similar to the voting procedures for stockholders of record. If you received the Internet Availability Notice from the entity holding your shares and subsequently requested a printed set of materials in the mail, you will receive from them a voting instruction card (not a proxy card) to use in directing them how to vote your shares.

How can I attend the Meeting?

Our stockholders are invited to attend the Meeting. To help us plan for the Meeting, please let us know whether you expect to attend, by responding affirmatively if prompted during Internet or telephone voting or by marking the attendance box on the proxy card. You will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Meeting.

If you are a “stockholder of record,” you must bring the admission ticket that is attached to your proxy card. If you only received the Internet Availability Notice or you have elected to receive your proxy materials electronically and therefore did not receive a physical admission ticket, please contact Alan Oshiki with Investor Relations at (866) 529-2339 and request an admission ticket.

If you hold your shares in “street name,” instead of an admission ticket you will need to bring a proxy or a letter from your broker, bank or other entity holding your shares or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or evidence that you own shares, you will not be admitted to the Meeting.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting by completing a ballot at the Meeting. Even if you currently plan to attend the Meeting, we recommend that you also submit your proxy as described so your vote will be counted if you later decide not to attend. If you submit your vote by proxy and later decide to vote in person at the Meeting, the vote you submit at the Meeting will override your proxy vote.

If you are a “street name” holder, you may not vote your shares in person at the Meeting unless you obtain a legal proxy from the brokerage firm, bank or other entity holding your shares, giving you the right to vote the shares at the Meeting. A legal proxy is a written document from such entity authorizing you to vote the shares it holds for you in its name

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•                  FOR the election of each nominee for Class III director with a term expiring at the 2013 annual meeting of stockholders.

•                  FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2010.

What vote is required to approve each proposal?

Proposal 1 requires a plurality of the votes cast to elect each director, meaning that the two director nominees who receive the most votes cast at the Meeting in person or by proxy will be elected. Proposal 2 requires the affirmative vote of a majority of those shares of common stock present in person or represented by proxy and entitled to vote thereon at the Meeting.

What are my choices when voting?

As to Proposal 1, with respect to each nominee as director, you may cast your vote in favor of electing such nominee or withhold your vote for either or both nominees. As to Proposal 2, you may cast your vote in favor of or against such proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card or submit your proxy by telephone or the Internet without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

•                  FOR the election of each nominee for Class III director with a term expiring at the 2013 annual meeting of stockholders.

•                  FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2010.

The persons identified in “What is a proxy?” above, and each of them, have been appointed as proxies by the Board.

How are votes withheld, abstentions and broker non-votes treated?

Your vote is important. We urge you to vote, or to instruct your broker, bank or other entity how to vote, on all matters before the Meeting.  If you properly submit your proxy but either withhold authority to vote or abstain from voting on one of more of the proposals, your shares will be deemed as “present” at the Meeting and will be counted both for quorum purposes and to calculate the vote on the particular proposal or proposals on which you abstained or withheld authority to vote.  If you do not submit your proxy or voting instructions and do not vote by ballot at the Meeting, your shares will not be counted as present at the Meeting, unless you hold your shares in “street name” and the broker, bank or other entity has discretion to vote your shares (as described below) and does so. With respect to Proposal 1, votes withheld and abstentions will have no effect on the outcome of the vote. With respect to Proposal 2, votes withheld and abstentions will have the same effect as a vote against the matter.

If you are a “street name” holder and fail to instruct the broker, bank or other entity holding your shares how you want your shares to be voted on a particular matter, those shares are considered to be “uninstructed.” NYSE rules determine the circumstances under which member brokers of the NYSE may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. To the extent a broker, bank or other entity has this discretion and does not exercise it, the uninstructed share will be referred to as a “broker non-vote.” Broker non-votes are counted for general quorum purposes. However, if a matter for which a broker does not have authority to vote should be properly presented for a vote at the Meeting, any broker non-votes will not be deemed to be “present” with respect to such matter.

Unlike in previous years, in the absence of voting instructions from beneficial holders, NYSE member-brokers are no longer allowed to vote shares held in their clients’ accounts in the election of directors. Since member-brokers may not exercise voting discretion for Proposal 1, uninstructed shares will therefore not be voted on this proposal.  For Proposal 2, the rules permit member brokers (other than Keefe, Bruyette & Woods, Inc., our wholly-owned broker-dealer subsidiary (“Keefe”), for the reasons described below) to exercise voting discretion as to the uninstructed shares.

Keefe is a member broker of the NYSE and a stockholder of record with respect to shares of our common stock held in street name on behalf of our clients. Because Keefe is our affiliate, NYSE rules prohibit it from voting uninstructed shares, even on routine proposals. Keefe may vote uninstructed shares on any proposals only in the same proportion as the votes cast by all record holders on such matters.

Can I change my vote after I have submitted my proxy?

If you are the record holder of your shares, you may revoke your proxy at any time before your proxy is voted at the Meeting by doing one of the following:

•                  submitting a later-dated proxy by Internet or telephone before 11:59 p.m., New York time, on June 13, 2010,

•                  submitting a later-dated proxy to our Office of the General Counsel at our principal executive offices located at 787 Seventh Avenue, New York, New York 10019, which must be received by us prior to the time of the Meeting,

•                  sending a written notice of revocation to our Office of the General Counsel at our principal executive offices, which must be received by us prior to the time of the Meeting, stating that you revoke your proxy, or

•                  attending the Meeting and voting your shares in person.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your brokerage firm, bank or similar entity. Depending on the method such entity chooses to vote your shares, the new vote must be received from the entity by the deadlines described above. However, if you have obtained a legal proxy from such entity giving you the right to vote your shares as described under “Can I vote my shares in person at the Meeting?” above, you may change your vote by attending the meeting and voting in person.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

If you have any further questions about voting your shares or attending the Meeting, please call Alan Oshiki with Investor Relations at (866) 529-2339.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Composition of the Board and Director Biographies

Our Board currently consists of seven directors, divided into three classes, with Class I having three directors and Classes II and III each having two directors.  The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The current composition of the Board is:

Class I Directors (serving until the 2012 Meeting)	John G. Duffy
Daniel M. Healy
Michael J. Zimmerman

Class II Directors (serving until the 2011 Meeting)	Andrew M. Senchak
Christopher M. Condron

Class III Directors (term expiring at this Meeting)	Thomas B. Michaud
James K. Schmidt

The election of Class III directors will take place at the Meeting. At its meeting held on February 25, 2010, the Board approved the recommendation of the Corporate Governance and Nominations Committee (the “CG&N Committee”) that the current Class III directors each be nominated for election for a new three-year term.

If elected, each Class III director nominee will serve on the Board until the 2013 annual meeting of stockholders, or until his successor is duly elected and qualified in accordance with the Company Bylaws. If any nominee should become unable to accept election, Messrs. Duffy, Giambrone and Kleinman, and each of them, as designated proxies, may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that the nominees for election will be unable to serve.

Your Board Recommends that Stockholders Vote FOR Each Class III Director Nominee Listed Below

Nominees For Election as Class III Directors With Terms, if Elected, Expiring at the 2013 Annual Meeting:

Thomas B. Michaud.  Mr. Michaud, 46, has been Chief Operating Officer, Vice Chairman and a director of KBW, Inc. since its formation in August 2005. As the President of Keefe, he oversees all components of the firm’s coordinated brokerage operations, including sales and trading, capital markets and research. He began his career with us in 1986 as a credit trainee in the Bank Watch Department and transferred to the Research Department before joining our Equity Sales Team in 1988. He was named Director of Equity Sales and Executive Vice President in 1999. He became a director of Keefe in 1999, its Vice Chairman and Chief Operating Officer in 2001 and its President in 2006. He is also the Chairman and a director of Keefe, Bruyette & Woods Limited, our wholly-owned subsidiary in the United Kingdom (“KBWL”), and the Chairman and a director of Keefe, Bruyette & Woods Asia Limited, our wholly-owned subsidiary in Hong Kong (“KBW Asia”). Mr. Michaud is a graduate of Middlebury College and earned an M.B.A. from the Stern School of Business at New York University. From 1994 until 2001, he was an elected member of the Representative Town Meeting of the Town of Greenwich, Connecticut. The Representative Town Meeting is the legislative body for the Town of Greenwich. He is also a member of the Board of Advisors of the Greenwich Chapter of the American Red Cross. Having spent his entire career with us, Mr. Michaud brings to the Board a detailed perspective and core understanding of the critical business lines responsible for the generation of a significant portion of our overall revenues. He plays a leadership role in all major facets of our business and our strategic initiatives and has been integrally involved in leading our international expansion efforts. His influential role in our key operations and understanding of our full range of services, his reputation and relationships with our clients and in the industry, his expertise in the financial and trading markets, and his extensive knowledge of the banking sector all serve to provide the Board with valuable institutional insights regarding our customer relationships, strategic development and direction, execution of our business plan and the opportunities and challenges faced by our industry.

James K. Schmidt.  Mr. Schmidt, 59, has been a director of KBW, Inc. since June 2007. From 1998 until April 2007, Mr. Schmidt was an Executive Vice President of MFC Global Investment Management and its predecessor organizations. Mr. Schmidt joined MFC as Vice President and Portfolio Manager in 1985. He was named to the Investment Policy Committee in 1994 and was named Senior Investment Strategist in 2006. He served as the portfolio manager of the John Hancock Regional Bank Fund from its inception in 1985 until his retirement in April 2007. From 1991 until April 2007, Mr. Schmidt was a Vice President of the John Hancock Financial

Trends Fund. Prior to joining MFC, Mr. Schmidt was a Portfolio Manager at the Hartford Insurance Group. Mr. Schmidt serves as a director of Vinfen Corporation, a not-for-profit organization, as a director and member of the audit committee of Herald National Bank (“Herald”), a publicly-held commercial bank in New York (NYSE Alternext US: HNB), and as a director of Boston Private Bank and Trust Company (“Boston Private”), a private banking and investment management firm. Mr. Schmidt is a Chartered Financial Analyst and a past President of the BancAnalysts Association of Boston. Mr. Schmidt received a B.S. from Brown University and an S.M. from the M.I.T. Sloan School of Management. In his career as a portfolio manager, Mr. Schmidt was widely-recognized as a leading authority on bank and financial stocks. The John Hancock Regional Bank Fund, which he managed from inception until his retirement, was the largest financial services sector fund in the Lipper Universe since 1994 and one of the highest ranking of all mutual funds in cumulative performance over its first twenty two years. In this capacity, his responsibilities extended considerably beyond portfolio management and included marketing, product management, public relations and investment and corporate strategy. The Board believes that Mr. Schmidt’s professional background and proven track record in analyzing and identifying strategic and investment opportunities, as well as his continuing service as a board member at several public and private financial services companies, provide him with an acute understanding of the key and often complex issues faced by our Company. These qualities make him a valuable asset and contributor to the Board and our management, and as a member of the Compensation Committee and Chairman of the CG&N Committee.

Continuing Class I Directors With Terms Expiring at the 2012 Annual Meeting:

John G. Duffy.  Mr. Duffy, 60, has been Chairman of the Board (“Chairman”), Chief Executive Officer (“CEO”) and a director of KBW, Inc. since its formation in August 2005. He joined us in 1978 as manager of our Bank Watch Department evaluating credit ratings for financial institutions nationwide. He became a director of Keefe in 1990, was named its Co-CEO and President in 1999 and its Chairman and CEO in 2001. Prior to that, Mr. Duffy was Executive Vice President in charge of Keefe’s Corporate Finance Department. Mr. Duffy is also a director of KBWL and KBW Asia. He is a graduate of the City College of New York. Mr. Duffy serves on the Board of Trustees of the Michael Smurfit Graduate School of Business, University College in Dublin, Ireland, as well as St. Michael’s College in Colchester, Vermont. In addition, he is a trustee of both The Ursuline School in New Rochelle, New York and Cardinal Hayes High School in Bronx, New York, and is a director of the American Ireland Fund.  He also serves on the Advisory Council of the Weissman Center for International Business at Baruch College. With over 38 years of experience in the investment banking industry and a career with us spanning over three decades, Mr. Duffy has been selected by the Board as our Chairman and CEO for the past several years because of his deep institutional knowledge and understanding of our business and our strategy, his years of demonstrated leadership and his commitment to our Company.  As the leader of our Company, he has been instrumental in enhancing our franchise, promoting our brand, selectively expanding our operations and increasing our market presence. It was under Mr. Duffy’s direction and leadership that we recovered from the devastating impact to our Company and our employees of the terrorist attacks on September 11, 2001, that we successfully completed our initial public offering in November 2006 (the “IPO”), and that we emerged relatively healthy from the global economic crisis that peaked in 2008 and debilitated or consumed many of our competitors. The Board believes Mr. Duffy’s extensive investment banking experience, his unique set of key attributes and skills, and his years of proven leadership make him best-suited to continue to serve as a director and as our Chairman and CEO.

Daniel M. Healy.  Mr. Healy, 67, has been a director of KBW, Inc. since October 2006. Beginning in 1992 and until its acquisition by Capital One Financial Corporation in December 2006, Mr. Healy served as Executive Vice President and Chief Financial Officer of North Fork Bancorporation, Inc. (“North Fork”), a New York based bank holding company. Mr. Healy had also been a member of the Board of Directors of North Fork since 2000. Since May 2009, he has been the CEO of Bond Street Holdings, LLC (“Bond Street”), as well CEO of Premier American Bank, National Association, since its acquisition by Bond Street in January 2010. He currently serves as a member of the board of directors and chairman of the audit committee of Hiscox LTD (“Hiscox”), a public company (LSE: HSX.L), as a senior advisor to Permira Advisors, a private equity firm headquartered in London, and as a director of Harlem RBI, a not-for-profit organization. He served as Executive Chairman of the board of directors of Herald National Bank, a publicly-held commercial bank in New York (NYSE Alternext US: HNB) from January 2008 until his resignation in May 2009. Mr. Healy was selected to the Board because of his extensive experience and longstanding reputation in the banking sector. His background as an executive officer and director of North Fork for many years, as a board member of several financial services institutions including several publicly-held companies, and his current role as a CEO of a full-service community bank, combine to give him a depth of experience and a specialized understanding of the commercial banking industry. The Board believes that these qualities enable Mr. Healy to provide the Board with valuable insights and knowledge both from a client as well as a public company perspective, as he is able to help the Board analyze the complexities and trends within the banking industry, including its participants, customers and regulators, and identify the factors motivating and affecting corporate strategy. As our longest-tenured independent director, Mr. Healy serves as our presiding non-management director and as a member of all independent Board committees. Furthermore, his significant financial and accounting experience resulted in the Board’s determination that he is our designated “audit committee financial expert” under the applicable rules of the SEC and is best-qualified to serve as Chairman of our Audit Committee.

Michael J. Zimmerman.  Mr. Zimmerman, 59, has been a director of KBW, Inc. since October 2007. Mr. Zimmerman is Executive Vice President and Chief Financial Officer of the Continental Grain Company (“Continental Grain”) and a member of the Investment Committee of Arlon Group, LLC, its investment subsidiary. Continental Grain is a diversified international agribusiness and investment firm, headquartered in New York City. Mr. Zimmerman is responsible for the financial and strategic initiatives within Continental Grain’s established operations, as well as investment activities in new and related areas. Prior to joining Continental Grain in 1996, Mr. Zimmerman was a Managing Director at Salomon Brothers, where he held numerous senior-level positions in the company’s investment banking and firm investment areas. Mr. Zimmerman is a Director and Chairman of Overseas Shipholding Group, Inc. and a Director of Continuum Health Partners. He is active in several educational, religious and philanthropic organizations. From May 1998 until April 2007 he was a Director and Chairman of Premium Standards Farms, Inc. He also served as a Director of Financial Federal Corporation (“Financial Federal”), a publicly-traded company (NYSE: FIF) from June 2004 until its acquisition in February 2010 and as an Advisory Director of Smithfield Foods, Inc. from May 2007 until September 2009. He holds a Bachelor of Arts degree from Trinity College and is a graduate of the Harvard Business School, where he received a Master of Business Administration degree. As a member of the Board and the Audit Committee, Mr. Zimmerman’s expertise in analyzing, selecting and managing various investment activities, his prior experience at another Wall Street firm in a variety of leadership positions, and his broad understanding of investment banking both as an industry and a culture all provide valuable judgment and insights, including those relevant to the recent economic climate. This background, together with the perspectives applied from his service on other boards, including as an independent director and audit committee member of a publicly-held company, bring a knowledge and a skill set that are integral to Board deliberations regarding our growth, strategic vision and risk management and to the fulfillment of its responsibilities to our Company and our stockholders.

Continuing Class II Directors With Terms Expiring at the 2011 Annual Meeting:

Andrew M. Senchak.  Mr. Senchak, 63, has been President, Vice Chairman and a director of KBW, Inc. since its formation in August 2005. He has been with our Investment Banking Department since 1985. In 1997 he became a director of Keefe as well as head of the Investment Banking Department, and was elected its Vice Chairman and its President in 2001. Mr. Senchak stepped down as President of Keefe in 2006 and as co-head of Investment Banking in January 2010. Mr. Senchak is also a director of KBWL and KBW Asia. Prior to joining the firm, Mr. Senchak taught Economics at Rutgers University and spent two and a half years in Brazil with the Peace Corps. He received a B.A. in Liberal Arts from Lafayette College and earned a Ph.D. in Economics from Columbia University.  Mr. Senchak is a member of the Board of Trustees of the National September 11 Memorial & Museum at the World Trade Center, the KBW Family Fund and the MacDowell Colony. He is also on the board of WeatherWise USA, Inc., a private company. Mr. Senchak has been with our Company for over 25 years, which together with his background in academia, brings to the Board decades of experience and knowledge regarding finance, capital markets, and the banking and financial services industry, including in both the public and private sectors. As our former co-head of investment banking and in his continuing role as a senior banker, his deep client ties and extensive capital raising and merger and acquisition experience provide the Board with crucial detail and an intimate familiarity with a key component of our business, which is especially important in the current environment.

Christopher M. “Kip” Condron.  Mr. Condron, 62, has been a director of KBW, Inc. since February 2007. He is the President, CEO and a director of AXA Financial, Inc., a multinational provider of diversified financial services, and the Chairman of the Board, President and CEO of AXA Equitable Life Insurance Company, MONY Life Insurance Company and MONY Life Insurance Company of America. Mr. Condron is also a member of the Management Board and Global Head of Life & Savings and Health of AXA Financial’s parent, AXA (Euronext Paris: CS and OTCQX Platform: AXAHY), a worldwide leader in financial protection and wealth management, and a director and Chairman of the Compensation Committee and member of each of the Corporate Governance and Executive Committees of AllianceBernstein Corporation, AXA Financial’s wholly-owned subsidiary, which is the General Partner of AllianceBernstein Holding, L.P. (NYSE: AB). He is a director of the Financial Services Roundtable, a director of Central Supply Corp. and a director of the American Council of Life Insurers. He is a director of the American Ireland Fund and serves as its Treasurer and Chairman of its Executive Committee, and is Chair of the Board of Trustees of the University of Scranton. Prior to joining AXA Financial in 2001, Mr. Condron was President and Chief Operating Officer of Mellon Financial Corporation and Chairman and Chief Executive Officer of its subsidiary, the Dreyfus Corporation. As the Chief Executive Officer of a highly-regulated financial services organization that is part of a global enterprise, he brings the perspective of an experienced leader and a unique understanding of the elements necessary to lead and manage a large and complicated organization. These attributes have been integral to the Board’s efforts in shaping our culture and navigating the financial markets as a public company in a heavily regulated industry, evaluating various domestic and international expansion opportunities, providing guidance regarding our business focus and strategic direction, pursuing internal leadership development initiatives and maintaining positive relations with our executives and employees. He serves as a member of all our independent Board committees, and his extensive experience with often detailed and complex compensatory matters and his awareness of trends and shifts in the executive compensation landscape, resulting not only from his background as a CEO but also as the chairman of another public company’s compensation committee, make him uniquely qualified to serve as Chairman of the Compensation Committee.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Codes of Ethics

The Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) which are available at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.” The Corporate Governance Guidelines, along with the charters of the Board committees, the Code of Business Conduct and Ethics (the “Code of Ethics”) and the supplement to the Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers (the “Supplemental Code of Ethics”), provide the framework for the corporate governance of the Company.

The Board also adopted the Code of Ethics, which applies to all employees, officers and directors of the Company and its subsidiaries, as well as the Supplemental Code of Ethics. As of the date of this Proxy Statement, since their adoption no amendments to or waivers from either the Code of Ethics or the Supplemental Code of Ethics have been approved by the Board. The full text of each such code is available at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.” We intend to disclose amendments to, or waivers from, each such code in accordance with the rules and regulations of the SEC and make such disclosures available on our web site. The CG&N Committee is responsible for overseeing and reviewing each of the Corporate Governance Guidelines, the Code of Ethics and the Supplemental Code of Ethics at least annually, and recommending any proposed changes to the Board for approval.

Director Independence

In compliance with the NYSE corporate governance and listing standards (the “NYSE Listing Rules”) and, in the case of the audit committee of the Board (the “Audit Committee”), Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Board’s Audit Committee, compensation committee (the “Compensation Committee”) and CG&N Committee is comprised solely of independent members.

The Board affirmatively determines, at least annually, the independence of each director and nominee for election as a director. To determine that a director or director nominee is independent the Board will, among other things, determine that no material relationship exists with the Company or management, and that none of the express disqualifications contained in the NYSE Listing Rules, and in the case of Audit Committee members Rule 10A-3 of the Exchange Act, apply to such person. The Board has determined that, under the NYSE Listing Rules, each of Daniel M. Healy, Christopher M. Condron, James K. Schmidt and Michael J. Zimmerman is an independent director. In reaching such a determination, the Board concluded that none of Messrs. Healy, Condron, Schmidt or Zimmerman:

•                  had any material relationship with our Company (other than as a director), either directly or as a partner, stockholder or officer of another organization that has a relationship with our Company,

•                  is or within the last three years has been an employee of our Company, or has an immediate family member who is or within the last three years has been an executive officer of our Company,

•                  has received or has an immediate family member who has received, during any twelve month period over the last three years, more than $120,000 in direct compensation from our Company (other than director and committee fees and bona fide expense reimbursements),

•                  is a partner or employee of our internal or external auditor, or within the last three years was a partner or employee of such a firm and personally worked on our audit within that time,

•                  has an immediate family member who is a partner of our internal or external auditor, or who is an employee of such a firm and personally works on our audit, or who within the last three years was a partner or employee of such a firm and personally worked on our audit within that time,

•                  is employed or within the last three years has been employed, or has an immediate family member who is employed or within the last three years has been employed, as an executive officer of another company where any of our present executives at the same time serves or served on the compensation committee of that other company,

•                  is an employee of, or has an immediate family member who is an executive officer of, another company that has made payments to us or has received payments from us, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company in its most recently completed fiscal year, or

•                  is an executive officer of any charitable or tax exempt organization to which, within the preceding three years, we have contributed an amount in any single fiscal year in excess of the greater of $1 million or 2% of the consolidated gross revenues of such charitable or tax exempt organization in its most recently completed fiscal year.

The Board has further determined that each of Messrs. Healy, Condron, Schmidt and Zimmerman (i) satisfies the independence requirements for audit committee members set forth in Rule 10A-3 of the Exchange Act, (ii) qualifies as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and (iii) qualifies as a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Messrs. Duffy, Michaud and Senchak are not considered independent directors because they are employees of our Company.

As described in the summary of his business experience on page 7, Mr. Healy serves as an independent member of the board of directors of Hiscox. In reviewing Mr. Healy’s independence, the Board considered the brokerage commissions paid to KBWL by HIM Capital Limited (“HIM Capital”), an entity that is 40% owned by Hiscox. Such brokerage commissions related to sales of securities that were not owned by KBWL. No margin credit was extended to HIM Capital in connection with such sales, and such commissions have not exceeded $120,000 in the aggregate since the beginning of the Company’s 2009 fiscal year. Separately, the Board observed that Mr. Healy served as Executive Chairman of the board of directors of Herald from January 2008 until May 2009. In reviewing Mr. Healy’s independence, the Board considered the brokerage commissions paid to Keefe by Herald for sales of fixed income securities that were not owned by Keefe. No margin credit was extended to Herald in connection with such sales, and such commissions have not exceeded $120,000 in the aggregate since the beginning of the Company’s 2009 fiscal year. Finally, the Board noted that Mr. Healy serves as a director of Harlem RBI, a not-for-profit organization. The Company has in the past made charitable contributions to such organization, which contributions have not exceeded $120,000 in any year or since the beginning of the Company’s 2009 fiscal year, and may continue to make such contributions in the future.

As described in the summary of his business experience on page 8, Mr. Condron serves in certain senior executive positions at AXA, a publicly-traded company, and various affiliates of AXA. In considering Mr. Condron’s independence, the Board reviewed several business relationships between the Company and entities affiliated with Mr. Condron. AXA Financial’s subsidiary, 787 Holdings, LLC, is the owner of the property at which the Company rents its New York office space pursuant to a lease that was entered into in an arm’s length transaction in 2001. In addition, in August 2007 Keefe concluded an engagement with AXA Financial to serve as an expert in connection with appraisal rights litigation arising out of AXA Financial’s purchase of the MONY Group in 2004. In past years, Keefe has also been paid and may continue to be paid, by or on behalf of various AXA-affiliated entities, for research and brokerage-related services, including brokerage and trading commissions. Such brokerage commissions relate to the execution of transactions on behalf of such AXA affiliates or to the execution of portfolio transactions for funds currently or formerly sponsored by such entities. In addition, KBWL maintains private healthcare insurance for its employees through an AXA subsidiary and during 2009 KBWL received limited payments from an AXA subsidiary through commission sharing agreements. Aggregate payments between us and the various AXA entities, in any single fiscal year since 2007, did not approach 2% of AXA’s publicly-disclosed consolidated gross revenues for its most recently completed fiscal year. Separately, the Board noted that Mr. Condron is Treasurer and Chairman of the Executive Committee of the American Ireland Fund, a not-for-profit charitable organization, and serves as a member of its board of directors along with Mr. Duffy. The Company has in the past made charitable contributions to such organization, which contributions have not exceeded $120,000 in any year or since the beginning of the Company’s 2009 fiscal year, and may continue to make such contributions in the future.

As described in the summary of his business experience beginning on page 6, Mr. Schmidt serves as an independent member of the board of directors of Herald. In reviewing Mr. Schmidt’s independence, the Board considered the brokerage commissions paid to Keefe by Herald for sales of fixed income securities that were not owned by Keefe. No margin credit was extended to Herald in connection with such sales, and such commissions have not exceeded $120,000 in the aggregate since the beginning of the Company’s 2009 fiscal year. The Board also considered the business relationships between the Company and Boston Private, for which Mr. Schmidt serves as an independent member of the board of directors. While Keefe did not have any investment banking engagements with Boston Private or its affiliated entities since the beginning of the Company’s 2009 fiscal year, it has been paid minimal brokerage commissions from sales of equity securities to Boston Private and its affiliates during such period. Such equity securities that were sold were not owned by Keefe and no margin credit was extended in connection with such sales.

As described in the summary of his business experience on page 8, Mr. Zimmerman served as an independent member of the board of directors of Financial Federal from June 2004 until its acquisition in February 2010 by People’s United Financial, Inc. In reviewing Mr. Zimmerman’s independence, the Board considered that Keefe provided investment banking services to Financial Federal in connection with the acquisition, acting as financial advisor and rendering a fairness opinion, for which Keefe received customary fees during the first quarter of 2010.

The Board has not adopted categorical standards in order to establish immaterial director relationships or to otherwise assist it in making determinations of independence, other than to the extent necessary to be in compliance with the NYSE Listing Rules and Item 407 of Regulation S-K. In reaching its independence and other determinations with respect to each of Messrs. Healy, Condron, Schmidt and Zimmerman, the Board reviewed all the relevant facts and circumstances related to the business relationships described above, including but not limited to the dollar amounts involved, the nature of the director’s relationship with the involved entities and the fact that none of such directors received any special benefit from any of such relationships. The Board concluded that such directors did not have a direct or indirect material interest in such relationships and that such relationships were not otherwise material.

Board Leadership Structure

The CG&N Committee is primarily charged with reviewing and assessing the Board’s appropriate leadership structure and analyzing the merits of different potential governance arrangements. There is no fixed policy regarding the separation of the offices of Chairman and CEO and the Board believes it should maintain the flexibility to determine its leadership structure based on criteria and factors that it deems to be appropriate and in the best interests of our Company and our stockholders, in light of then-existing circumstances.

John G. Duffy has served as our Chairman and CEO since our formation in August 2005. The CG&N Committee, together with the Board, reviewed this structure and determined that at the present time it continues to be in the best interests of our Company and our stockholders to have Mr. Duffy serve in both roles, given the breadth of his knowledge, expertise and experience with our firm, our employees, our business and our industry. A unified structure most effectively capitalizes on his extensive understanding of our Company, including by allowing him to lead Board discussions regarding our business and strategy. His combined role as Chairman and CEO also demonstrates to our clients, employees and stockholders that we have strong leadership, a cohesive vision and a clear direction for our organization. In light of the ongoing challenges facing our Company and our industry, this unified leadership structure also enables us to present a clear and singular focus for the managers of our different areas of operation in executing our goals, strategies, objectives and business plan.

In reaching its conclusion, the CG&N Committee and the Board considered the extensive involvement of the majority independent directors in Board decisions, the powers and authority of the Board’s independent committees, the influence of the presiding non-management director and his long tenure and effective leadership in such role, the effectiveness of our governance practices, and the depth of Mr. Duffy’s working relationship and coordination with the Board. The Board concluded that such factors provide significant and effective oversight of our management as well as our strategic plans and operations.

Presiding Director and Meetings of Non-Management Directors

The non-management directors meet in executive session at least twice a year in regularly scheduled executive sessions and more often as appropriate or necessary. By the unanimous decision solely of the non-management directors, Mr. Healy has been appointed as presiding non-management director for all executive sessions. As the longest-tenured of our independent directors, Mr. Healy is an independent and active presiding director, with significant leadership authority and responsibilities. He is also Chairman of the Audit Committee as well as a member of our other two independent committees, the Compensation Committee and the CG&N Committee. As presiding non-management director, his responsibilities include:

•                  setting the agenda for and leading the non-management director sessions,

•                  providing regular feedback and briefing the Chairman and CEO and other senior executives on any issues arising from those sessions or from other discussions among the non-management directors,

•                  acting as the ongoing, principal, and non-exclusive liaison to the Chairman and CEO and other senior executives for the views, and any concerns and issues, of the non-management directors,

•                  providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives, on behalf of the non-management directors or the full Board,

•                  being available for consultation or direct communications with stockholders and other interested parties,

•                  interacting with external advisors retained by either the non-management directors or the full Board and serving as a lead point of contact with such advisors,

•                  providing input regarding the performance reviews of the CEO, along with the Compensation Committee, and

•                  performing such other duties as the Board may delegate to him from time to time.

Stockholders and other interested parties can communicate with the presiding non-management director and other members of the Board through the communications process referred to in “Communications with the Board” on page 14.

Board Role in Risk Oversight

On a day-to-day basis, senior executive management is principally responsible for defining and managing the risks facing our Company, creating risk management policies and managing our risk exposures. The Board’s responsibility is to monitor our risk management processes by informing itself of our material risks and evaluating whether management has reasonable controls in place to address such risks. The Board is not responsible for defining or managing our various risks. Due to the limited size of our Board, the role of risk oversight is primarily conducted by the full Board, although certain matters pertaining to financial and operational risk oversight fall within the purview of the Audit Committee. As described below under “Relationship of Compensation Policies and Practices to Risk Management,” the Compensation Committee primarily determines the impact of our compensation policies on sound risk management and whether they are reasonably likely to have a material adverse effect on our results.

The Board undertakes a comprehensive review of our risk profile, risk management strategies and the principal issues we face on at least an annual basis. Members of our finance team, led by the Chief Financial Officer, as well as our internal audit team and the General Counsel, who has oversight for the Legal and Compliance Departments, review with the Board the categories of significant risk that we face, including any risk concentrations, risk interrelationships and financial risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps taken to monitor, mitigate and control such exposures. Updates on risks deemed material to us are reviewed as necessary at meetings of the Audit Committee or the full Board. In addition, the Chairman of the Audit Committee meets regularly with the Chief Financial Officer, the Senior Internal Auditor and the General Counsel to discuss issues related to risk management and receives periodic reports from each such officer as necessary, which matters are subsequently discussed and reviewed at Audit Committee meetings. The Audit Committee, in turn, conveys any materials risk issues which may arise from such reports to the full Board.

For the purpose of expediency and in order to effectively capitalize on new opportunities, management will occasionally communicate and discuss certain business strategies which may involve new or unusual risk with Board members outside of formal Board meetings. For example, in the course of reviewing and analyzing the opportunity to expand into Asia, senior management  periodically updated Board members and conveyed material issues and ongoing developments in group conversations and conference calls, as well as in official Board meetings. These alternate means of communication enabled the Board to rapidly receive new information and stay apprised of any changes in circumstances. As a result of such flexibility, the Board was able to deliberate with management and provide meaningful input and guidance, all without impeding the Company’s ability to act decisively and take advantage of the expansion opportunity when it arose.

Relationship of Compensation Policies and Practices to Risk Management

Our compensation policies are intended to ensure that our compensation structure does not encourage excessive risk-taking, focuses our executives on creating long-term, sustainable value for our stockholders, and provides appropriate levels of realized rewards over time. The Compensation Committee is primarily charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management.

Accordingly, the Compensation Committee, together with the Board, has reviewed and discussed whether our compensation policies are reasonably likely to have a material adverse effect on our results. A significant portion of many employees’ compensation is provided in the form of equity-linked compensation that vests over a multi-year period, and our senior executives are subject to minimum stock ownership guidelines, each of which has the effect of tying the individual employee’s long-term financial interest to the firm’s overall success. The Compensation Committee believes that the stock ownership guidelines and the broad-based use of equity ownership as a material component of compensation serve to limit the incurrence of excessive risk in order to generate short-term compensation payments. Our stock ownership guidelines and the use of equity as a significant element of compensation are described further in “Executive Stock Ownership Guidelines” and “Equity-Based Awards” beginning on pages 21 and 22, respectively.

In addition, in setting discretionary annual bonuses, we utilize a combination of individual, business unit and overall Company performance.  Most of our revenues are generated from sales and trading activities, participation in capital markets transactions and advisory fees, each of which do not involve significant principal risk. Principal trading positions for market making, customer facilitations or otherwise, are conducted using limits established by the board of directors of Keefe (the “Keefe Board”). Furthermore, due to our relatively flat overall management structure, senior managers are intimately involved in decisions to incur any unusual risk. Private or other illiquid investments are first reviewed and approved by senior management. Members of senior management also continuously monitor our various business groups, the level of risk being taken and the efficacy of potential risk mitigation strategies. Adherence to pre-approved trading limits is continually monitored by our Compliance and Finance departments, and the holding of any positions outside of such pre-established limits first requires department head approval.

As a result, the Compensation Committee and the Board believe that employees and business units are appropriately motivated to seek maximum revenue-enhancing opportunities while managing the firm’s (and their individual or group’s) exposure to risk, and therefore did not determine that our compensation policies are reasonably likely to have a material adverse effect on our results.

Nominations for Directors

Identifying Candidates

The CG&N Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The CG&N Committee will consider qualifications of nominees recommended by our stockholders. Written notice submitted by stockholders recommending the nomination of a person to the Board should be delivered to our Corporate Secretary at our principal executive offices as follows:

KBW, Inc.

Attn: Corporate Secretary

787 Seventh Avenue

New York, New York 10019

Such stockholder must be a stockholder of record at the time notice is delivered to our Corporate Secretary and be entitled to vote at the meeting for the election of such director. In order to be considered for inclusion in the proxy statement and form of proxy for the 2011 annual meeting of stockholders, the stockholder’s notice must be delivered to our Corporate Secretary in accordance with the procedures and no later than deadline set forth in the Company Bylaws, which is not less than 60 days nor more than 90 days before the first anniversary of June 14, 2010. If the notice contains the requisite information set forth in the following paragraph, such notice will be forwarded to the CG&N Committee for review and consideration.

In accordance with the Company Bylaws and the nominating policy adopted by the CG&N Committee, the notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director:

•                  the name, age, business address and residential address of such person,

•                  the principal occupation or employment of such person,

•                  the class and number of shares of our capital stock that are beneficially owned by such person, if any,

•                  any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the Exchange Act, and

•                  the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected;

and as to the stockholder giving the notice:

•                  the name, and business address and residential address, as they appear on our stock transfer books, of such stockholder,

•                  a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice,

•                  the class and number of shares of our capital stock beneficially owned by such stockholder, and

•                  a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

The CG&N Committee may require any nominee to furnish additional information that may be needed in order to determine the eligibility of the nominee or the propriety of his or her nomination. In addition to the recommendations of our stockholders, the CG&N Committee may also consider director candidates recommended by our current or former directors or existing management. While it has not done so in the past, the CG&N Committee may also retain third party search firms to identify or evaluate potential nominees. The CG&N Committee will consider the attributes of candidates and the needs of the Board and, subject to the discussion below regarding incumbent directors, will review all candidates in the same manner, regardless of the source of the recommendation.

Qualifications and Selection Process

In assessing each potential candidate, the CG&N Committee will review the nominee’s financial literacy or financial expertise (as contemplated by applicable rules and regulations), age, career, experience and expertise in the investment banking and financial services industries, relevant technical skills, strength of character, ability to work collegially and such other factors the CG&N Committee determines are pertinent in light of the needs of the Board and the size and diversity of the Board and its committees. The CG&N Committee may modify these minimum qualifications from time to time.

Each nominee or Board member will be evaluated not only individually, but in the context of the Board as a whole, in order to compose a Board comprised of members that complement each other’s skills and experience and promote a diversity of background, perspective and viewpoints. While the CG&N Committee does not have any fixed policy regarding diversity, it views diversity broadly, encompassing differing professional experience and expertise, industry background, education and particular skill sets, as well as race and gender. The CG&N Committee will endeavor to achieve a mix of Board members that best implements our business plan, perpetuates our business and represents the interests of our stockholders. Therefore, depending on the then-current composition of the Board and its combination of director attributes, the CG&N Committee may focus on particular skills, attributes or other selection criteria in order to meet specific Board needs that evolve or arise from time to time.

The CG&N Committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director nominees, which may include a review of an appropriate questionnaire completed by the nominee, as well as personal interviews. The CG&N Committee will also review the independence of each candidate and other qualifications, as well as consider questions of possible material conflicts of interest between nominees and the Company. After the CG&N Committee has completed its review of a nominee’s qualifications and conducted the appropriate inquiries, it will make a determination whether to recommend the nominee for approval to the Board.

It is the CG&N Committee’s policy, and is reflected in the Corporate Governance Guidelines, that the continuing service of qualified incumbent directors generally promotes stability and continuity and gives us the benefit of the familiarity and insight into our affairs that our directors accumulate during their tenure. Therefore, in considering candidates for election at annual meetings of stockholders, the CG&N Committee will first identify the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. The committee will then evaluate the qualifications and performance of the incumbent directors that desire to continue their service. In this regard, it will determine if the director continues to satisfy the minimum qualifications for director candidates and whether there exist any considerations against re-nomination. If the committee determines that an incumbent director continues to be qualified and has satisfactorily performed his or her duties during the preceding term, and there are otherwise no facts or circumstances that in the committee’s reasonable discretion should preclude such nominee from serving on the Board, then absent any special circumstances, the committee will propose the incumbent director for re-election. Employment agreements between us and each of Messrs. Duffy, Michaud and Senchak provide that such executive may resign for “good reason” if, without his consent, he is not nominated or re-nominated for election to the Board and we do not remedy such circumstance promptly after notification, as described further under “Termination by the Company Without Cause or by the Executive for Good Reason” beginning on page 41.

Communications with the Board

The Board maintains a process for stockholders and other interested parties to communicate by email, letter, or in certain circumstances, by telephone with any of the Board, the Board’s committees, the independent directors of the Board or the presiding non-management director. The Company will initially receive and process communications and such communications will be forwarded to the Board, to any committee or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. This communications process is more fully described on our website at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.”

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board meetings and meetings of the Board committees on which they serve. The Board met five times during the 2009 fiscal year, all of which were regularly scheduled meetings, and approved several other actions by unanimous consent. All directors attended at least 75% of the total number of meetings of the Board and of the committees on which they served during fiscal 2009.

It is our policy that directors are encouraged to attend each annual meeting of stockholders.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the CG&N Committee. In accordance with NYSE Listing Rules, each committee is comprised entirely of non-employee, independent directors. The table below shows current membership for each of these Board committees:

Audit Committee	Corporate Governance and Nominations Committee	Compensation Committee
Daniel Healy*	Daniel Healy	Daniel M. Healy
Christopher M. Condron	Christopher M. Condron	Christopher M. Condron*
Michael J. Zimmerman	James K. Schmidt*	James K. Schmidt

* Committee Chairperson

In addition to the three standing committees mentioned above, the Board has established the following:

•                  an executive committee, consisting of Messrs. Duffy, Michaud and Senchak, which has been empowered by the Board to advise the Company on strategic matters and to exercise the authority of the Board between meetings of the full Board (other than such authority as is reserved for the other Board committees or the full Board itself), and

•                  the non-executive compensation evaluation committee (the “Non-Executive Compensation Committee”), consisting of Messrs. Duffy and Michaud, which has been (i) authorized and empowered by the Compensation Committee and the Board to determine and approve certain cash and non-cash bonus and other non-cash incentive opportunities solely for employees and employee candidates that are neither senior officers nor earn or are expected to earn $1.5 million or more in total annual compensation (such employees are referred to as the “Non-Executive Employees”) and (ii) granted interim authority by the Compensation Committee and the Board to approve cash-only adjustments to the compensation of executive employees up to specified limits, which adjustments are subject to review, modification, nullification or other alteration by the Compensation Committee in its sole discretion.

Audit Committee

The Audit Committee met eight times during 2009. The Audit Committee is comprised of Messrs. Healy, Condron and Zimmerman, all of whom the Board has determined are independent pursuant to the NYSE Listing Rules and Rule 10A-3 of the Exchange Act. Mr. Healy also serves as chairman of the audit committee of Hiscox. Mr. Zimmerman also served as a member of the audit committee of Financial Federal until its acquisition in February 2010. Mr. Condron does not serve on the audit committee of any other public company.

The Board has determined that all the members of the Audit Committee are financially literate pursuant to the NYSE Listing Rules. The Board also has determined that Mr. Healy, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning stipulated by the SEC. The Board has adopted a charter for the Audit Committee which is available on our website at www.kbw.com by first clicking on “Investor Relations” and then “Corporate Governance.”

The Audit Committee assists the Board in monitoring (i) the integrity of our financial statements, (ii) our independent registered public accounting firm’s qualifications, performance and independence, (iii) the performance of our internal audit function and (iv) compliance by us with certain legal and regulatory requirements. The Audit Committee also plays an important role in the Board’s oversight of risk, as described under “Board Role in Risk Oversight” beginning on page 12. The Audit Committee’s additional responsibilities, discussed in detail in its charter, include among other things:

•                  compensation and oversight of, and appointment or replacement of, the independent registered public accounting firm,

•                  pre-approving all auditing, internal control-related and permitted non-audit services to be performed for us, including the scope and the terms thereof,

•                  reviewing and discussing with management and the independent registered public accounting firm the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with our policies,

•                  reviewing consolidated financial statements and related public disclosures and discussing with management and the independent registered public accounting firm the accounting policies and practices used and judgments made in connection therewith, and

•                  performing other functions or duties deemed appropriate by the Board.

Corporate Governance and Nominations Committee

The CG&N Committee met two times during 2009. The CG&N Committee is comprised of Messrs. Schmidt, Condron and Healy, all of whom the Board has determined are independent pursuant to the NYSE Listing Rules. The Board has adopted a charter for the CG&N Committee, which is available on our website at www.kbw.com by first clicking on “Investor Relations” and then “Corporate Governance.”

The CG&N Committee (i) assists the Board by identifying individuals qualified to become Board members, (ii) recommends to the Board changes to any of the Corporate Governance Guidelines, the Code of Ethics and the Supplemental Code of Ethics, (iii) leads the Board in its annual review of the Board and management’s performance, (iv) considers, and if necessary recommends, different arrangements with respect to the leadership structure of the Board and (v) recommends nominees for membership on Board committees. The CG&N Committee’s additional responsibilities, discussed in detail in its charter, include among other things:

•                  developing qualifications and criteria for selecting and evaluating director nominees and evaluating current directors,

•                  considering and proposing director nominees for election at each annual meeting of stockholders,

•                  monitoring developments in corporate governance principles and standards in conjunction with its assessments of the Corporate Governance Guidelines, the Code of Ethics and the Supplemental Code of Ethics, and

•                  performing other functions or duties deemed appropriate by the Board.

The policies and procedures of the CG&N Committee with regard to the selection, evaluation and nomination of directors and director candidates is described further under “Nominations for Directors” beginning on page 13.

Compensation Committee

The Compensation Committee met four times during 2009 and approved several other actions by unanimous consent. The Compensation Committee is comprised of Messrs. Condron, Healy and Schmidt, all of whom the Board has determined are independent pursuant to the NYSE Listing Rules. The Board has also determined that each of Messrs. Condron, Healy and Schmidt qualifies as an “outside” director within the meaning of Section 162(m) of the Code, and as a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. The Board has adopted a charter for the Compensation Committee, which is available on our website at www.kbw.com by first clicking on “Investor Relations” and then “Corporate Governance.”

The Compensation Committee (i) discharges the Board’s responsibilities relating to compensation of the CEO and our other executive officers, (ii) has responsibility for approving, evaluating and primarily administrating all of our compensation plans, policies and programs as they affect our executive officers, including the delegation of awards to such individuals under the KBW, Inc. 2009 Incentive Compensation Plan (the “2009 Incentive Plan”) and (iii) engages in succession planning practices with respect to the CEO position and reports the results of such deliberations to the Board. The Compensation Committee is also principally responsible for reviewing and monitoring our compensation practices and the impact of such practices on sound risk management, as described further under “Relationship of Compensation Policies and Practices to Risk Management” beginning on page 12. The Compensation Committee’s additional responsibilities, discussed in detail in its charter, include among other things:

•                  reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance and establishing the CEO’s compensation based on such evaluations,

•                  reviewing and approving annual base salaries and incentive opportunities of the other executive officers,

•                  reviewing and approving employment agreements, change-of-control agreements and similar compensatory arrangements with executive officers,

•                  monitoring compliance with laws affecting employee compensation and benefits,

•                  reviewing and making recommendations with respect to the Company’s independent director compensation policy,

•                  overseeing compliance with the NYSE Listing Rules requiring stockholder approval of equity compensation plans, and

•                  performing other functions or duties deemed appropriate by the Board.

As described further under “General Compensation Analysis” beginning on page 24, the Compensation Committee approved the delegation of non-exclusive authority to the Non-Executive Compensation Committee to determine and approve certain cash and non-cash bonus and other non-cash incentive opportunities with respect to fiscal 2009 for the Non-Executive Employees, as well as the delegation of non-exclusive interim authority to approve cash-only adjustments to the compensation of executives up to specified limits, which adjustments are in all cases subject to review, modification, nullification or other alteration by the Compensation Committee in its sole discretion. The Compensation Committee may also form and delegate authority to subcommittees as it deems appropriate. Also as described under “Determining Year-End Performance Awards” beginning on page 26, the Compensation Committee consults with and considers the recommendations of our executive officers in setting the amount and form of executive compensation.

Use of Independent Compensation Consultant

The Compensation Committee has authority under its charter to retain, approve fees for and terminate any compensation consultant to be used to assist it in the evaluation of executive officer compensation. In 2009, the Compensation Committee directly retained Smith Consulting, an outside compensation consultant (the “Independent Compensation Consultant”), to provide it with ongoing assessments and advice and to assist it with various executive compensation matters. The decision to utilize the Independent Compensation Consultant was based on the consultant’s experience and expertise as well as the Compensation Committee’s positive experience in using its services in prior years. The Independent Compensation Consultant participated in several Compensation Committee meetings during 2009 and early 2010.

The Independent Compensation Consultant worked in coordination with Mercer LLC (“Mercer”), an outside compensation consultant retained by the Company, with respect to several compensation-related matters. In addition to providing multiple views and data points on certain compensation issues and decisions, the implementation of a two-consultant model was designed to protect the independent status of the Independent Compensation Consultant and ensure the absence of any conflicts in serving the interests of the Compensation Committee and management, particularly in light of the significant compensation-related initiatives undertaken in late 2009 and early 2010.

Among other things, the Independent Compensation Consultant provided advice and counsel to the Compensation Committee with respect to:

•                  the design and structure of our Long Term Incentive Program (the “LTIP”), which was adopted in February 2010 under the 2009 Incentive Plan, as well as the features and performance goals applicable to awards that were granted thereunder to certain members of senior management,

•                  the preparation, negotiation and entrance into new employment agreements with certain members of senior management,

•                  compensation arrangements, including outlining potential bonus approaches and levels for 2009, as well as the establishment of performance-based conditions with respect to the stock portion of our 2009 year-end bonus to certain senior executives as well as the cash portion of any future 2010 year-end bonus,

•                  an overall assessment of our executive compensation structure and the utility of market trend analyses and available industry-related executive compensation data,

•                  compliance with Section 162(m) of the Code regarding the tax deductibility of executive compensation, in light of the implementation of performance-based compensation with respect to 2009 and 2010, and

•                  the public disclosure obligations with respect to executive compensation that are applicable to the Compensation Committee and our Company.

The compensation-related initiatives summarized above, as well as role of the Independent Compensation Consultant in structuring and determining various elements of our compensation structure, are described further under “Compensation Discussion and Analysis” beginning on page 19.

The Independent Compensation Consultant performed no work pertaining to us other than in regard to its compensation-related assignments from, and services for, the Compensation Committee.  Although the Compensation Committee did not directly engage any other outside compensation consultant, it did review and take into account the input provided by Mercer to the Company. The Company did not utilize Mercer for any services other than those related to executive compensation.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Christopher M. Condron (Chairman), Daniel M. Healy and James K. Schmidt, each of whom is an independent director and none of whom is a current or former officer or employee of our Company. None of our executive officers serves or has served as a member of the board of directors or compensation committee (or committee performing equivalent functions) of any entity that has one or more executive officers who serves or has served as a member of our Board or our Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Throughout this Proxy Statement, the individuals included in the “Summary Compensation Table”  set forth on page 36 are referred to as the “named executive officers.” References to “executives,” “executive officers,” “officers,” or “employees” include these named executive officers and other persons who are employed by us or our subsidiaries. In fiscal 2009, our named executive officers were:

John G. Duffy — Chairman and Chief Executive Officer

Thomas B. Michaud — Vice Chairman and Chief Operating Officer

Andrew M. Senchak — Vice Chairman and President

Robert Giambrone — Executive Vice President and Chief Financial and Administrative Officer

Mitchell Kleinman — Executive Vice President, General Counsel and Corporate Secretary

Compensation Philosophy and Objectives

Since our business model is based on the building of personal and long-term relationships with clients and customers, the reputation, judgment, business generation capabilities and project execution skills of our professionals are critical to our success. As a result, we believe that our most valuable assets are our management team and key employees. Competition for talent in our business is intense, not only from investment banks but also from businesses outside the investment banking industry, such as hedge funds, private equity firms and venture capital funds. The brokerage and investment banking sectors are intensely competitive industries that are subject to high turnover generally. The competition for hiring talented individuals intensified during 2009 compared to the prior year, as companies which were able to manage the financial crisis of 2008 began to shift away from the defensive business strategies employed during that time, and sought to expand their business plans by, among other things, hiring additional personnel from competitors. We believe that an executive compensation philosophy designed to attract and retain high quality executives and that links pay to our performance is an essential cornerstone to operating successfully in our industry.

The Compensation Committee believes that the most effective compensation program is one that rewards the achievement of strategic goals by the Company and that aligns executives’ interests with those of our stockholders. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains generally competitive relative to the compensation paid to similarly-situated executives.

The Compensation Committee has traditionally used available peer and industry compensation and performance data as general comparative guidance and factored such data into the total mix of information it considers in making overall determinations of executive compensation. The extent to which the committee uses such data in any given year may vary depending on its assessment of the utility of the available data for the most recently completed fiscal years as a reliable indicator of then-current executive compensation levels and market practices. The committee has not historically used such information to provide specific reference points for its compensation decisions and has not otherwise benchmarked executive compensation.

At the time of the Compensation Committee’s determinations with respect to 2009 compensation, the most recent year for which detailed peer data was available was fiscal 2008. As is described further under “Determining 2009 Total Compensation” beginning on page 25, the committee recognized that such peer data, which is inherently subject to constraints and limitations, was of very limited value as a reflection of standard industry compensation practices due to the extraordinary economic climate of 2008. As both the economy and industry practices stabilize and evolve, the Compensation Committee intends to reassess the merits of establishing a suitable peer group and the advisability and utility of such peer group’s information as a significant factor in determining our form and levels of executive compensation.

In past years, the Compensation Committee has not established quantifiable performance targets or ranges with respect to executive compensation, apart from the general percentage range for total annual compensation expense that is described further under “Process for Determining Compensation” beginning on page 24. However, as described under “Pay for Performance” below, in 2010 the committee for the first time linked a significant portion of the compensation of our named executive officers to the achievement of certain performance goals.

Pay for Performance

A substantial portion of our compensation is variable and structured on a pay-for-performance basis, which the Compensation Committee believes reflects our historically entrepreneurial culture. The significant weight put on year-end cash bonuses and year-end equity based awards as a component of overall compensation underscores this commitment to a pay-for-performance philosophy.

Generally, the more senior an executive’s position and the greater an executive’s responsibility and ability to influence our results of operations and achievement of strategic goals, the higher the percentage of his or her total compensation that will be performance-based pay. The amount of such compensation will depend on our financial performance generally, the performance of the department or business group of such executive, and finally, the executive’s individual performance and contribution to our business. The Compensation Committee may measure performance both on an absolute basis, for example based on the achievement of internal business goals for revenue, net income and operating earnings per share and the achievement of strategic initiatives, as well as on a relative basis, for example by comparing such metrics against those of our key competitors or comparing our overall stockholder return against that of our competitors.

As described under “Equity-Based Awards” beginning on page 22, since the completion of the IPO, the restricted stock awards granted to our executives were subject only to the lapsing of time-based vesting restrictions. In order to enhance our pay-for-performance compensation framework, in February 2010 the Compensation Committee established future performance goals that must be achieved in order for our named executive officers to receive the stock portion of their 2009 year-end bonus as well as the cash portion of any 2010 year-end bonus. Such bonuses and their related performance goals are described further under “Equity Component of 2009 Year-End Performance Awards” and “Performance Goals Related to Determination of Cash Component of 2010 Year-End Performance Awards” beginning on pages 31 and 34, respectively.

The LTIP

In February 2010, the Compensation Committee established the LTIP under the 2009 Incentive Plan, reflecting the core pay-for-performance objective of our executive compensation program. The LTIP is designed to provide compensation to senior executives that is variable based on the achievement of long-term performance goals determined by the committee. The LTIP, which was structured with the assistance of both the Independent Compensation Consultant and Mercer, implements our goals of strengthening the pay-for-performance link and incentivizing such executives by placing a significant portion of their compensation at risk, and also serves as a valuable additional retention tool.

The LTIP allows the Compensation Committee to grant awards (the “LTIP Awards”) to executives selected by the committee. The LTIP Awards will provide for the amounts that may be earned by the award recipient (which may be a fixed or variable amount), as well as the terms and conditions related to such awards, all of which will be determined and established by the Compensation Committee. Such information will be set forth in a related award letter or agreement entered into by us and the recipient (each such letter or agreement, an “LTIP Award Letter”). The LTIP provides that amounts specified or calculated pursuant to LTIP Awards may be earned upon the achievement of specified performance goals over the period that encompasses the performance cycle established for such award.

The LTIP is to be implemented by successive overlapping three year performance cycles beginning on January 1 of each year (with a staggered “phase-in” of yearly performance cycles for LTIP Awards granted in 2010). Amounts payable under the LTIP Awards will be based on the achievement of certain levels of “Cumulative Adjusted EPS” (as defined below) during a performance cycle. Under the LTIP, the percentage of the LTIP Awards earned for each performance cycle is determined in accordance with the following schedule, subject to any adjustment by the Compensation Committee in its discretion in the case of any or all award recipients:

Actual Cumulative Adjusted EPS for Performance Cycle	Percentage of LTIP Awards Earned
Maximum or Higher	200%
Target	100%
Threshold or Lower	0%

If Actual Cumulative Adjusted EPS for a performance cycle is between Threshold and Target or between Target and Maximum, the percentage of LTIP Awards earned between 0% and 100% or between 100% and 200%, respectively, shall be determined by linear interpolation.  Not later than 90 days after the commencement of each performance cycle, and as otherwise required by the 2009 Incentive Plan, the Compensation Committee shall establish in writing the Threshold, Target and Maximum Cumulative Adjusted EPS Targets (and any such adjustments thereto) in respect of any LTIP Award for such performance cycle.

Under the LTIP, award payments may be made in cash, shares of our common stock, or a combination thereof, in accordance with the LTIP and the 2009 Incentive Plan. The form of any LTIP Award payments that are earned will be established by the Compensation Committee and set forth in the resolutions approving such award or the LTIP Award Letter related to such award.

With respect to any performance cycle, “Cumulative Adjusted EPS” is defined as earnings per share, as reported in our consolidated financial statements prepared in conformity with United States generally accepted accounting principles as codified in the FASB Accounting Standards Codification (“GAAP”) as applied to SEC registrants (or any other governing accounting standards as may from time to time in the future be applicable for SEC registrants) as adjusted to eliminate:

•                  the impact of all performance-based awards during the relevant performance cycle for any named executive officer, including awards under the LTIP,

•                  the effect of any tax, assessment or similar charge enacted or implemented by a government or governmental agency which is not of general application to corporate taxpayers in the relevant jurisdiction, and

•                  any quantifiable non-GAAP (or other applicable accounting standard) adjustment to net income for the relevant performance cycle reported in a public filing with the SEC prior to the determination of the percentage of LTIP Award earned for such performance cycle.

In February 2010, the Compensation Committee approved the grant of LTIP Awards to each of Messrs. Duffy, Michaud and Senchak, which awards are described further under  “LTIP Awards Payable With Respect to 2010” beginning on page 34.

Aligning Executive and Stockholder Interests

Prior to the IPO, we were a private company with broad employee equity ownership. Historically, an individual employee’s equity ownership generally correlated with seniority and tenure, and equity appreciation was a fundamental economic benefit of employment. Since we believe significant employee ownership helps align the interests of our employee owners with our non-employee stockholders, we have designed and implemented certain policies and other measures which are described in detail below, in order to maintain and enhance the alignment of employee and non-employee stockholder interests.

The Stockholders’ Agreement

Most of our executive officers have built significant equity ownership in the Company, with such holdings constituting a majority of overall personal assets for many of such persons. The Compensation Committee believes that such equity ownership directly aligns the interests of our executives with those of our stockholders and helps focus our executives on the creation of long-term stockholder value. To maintain such an alignment, prior to the IPO we entered into the amended and restated stockholders’ agreement (the “Stockholders’ Agreement”), which is applicable to executives and other employees that held a title of “principal” or higher at the time of the IPO. The Stockholders’ Agreement contains contractual restrictions on the disposition of shares, which restrictions are  described further under “Amended and Restated Stockholders’ Agreement” beginning on page 49.

Executive Stock Ownership Guidelines

We maintain minimum stock ownership guidelines for our executives to help drive long-term performance and strengthen retention, as well as ensure that our executive officers maintain a meaningful economic stake in the Company. The guidelines, which on an annual basis are affirmed or adjusted to the extent deemed advisable by the Compensation Committee, are designed to satisfy an executive’s need for portfolio diversification, while maintaining management stock ownership at levels sufficiently high to assure management’s significant and demonstrable interest in, and commitment to, increasing stockholder value over the long-term. The guidelines provide for each of Messrs. Duffy, Michaud and Senchak to hold our common stock with a value equal to three times their annual cash compensation (determined by averaging base salary and any annual cash bonus over the prior three years), and for each of Messrs. Giambrone and Kleinman, as well as officers with a title of executive vice president or more senior and certain other designated key officers, to hold our common stock with a value equal to 1.5 times their annual cash compensation. In the first quarter of 2010, the Compensation Committee affirmed the executive stock ownership guidelines.

Executives that were subject to the guidelines at the time of their adoption in 2007 must be in compliance within five years of March 1, 2008 and at all times thereafter. All of the named executive officers were subject to the guidelines at the time of their adoption. Executives that were not subject to the guidelines at the time of their adoption but subsequently become so subject, must be in compliance on the fifth anniversary of the date they became so subject and at all times thereafter. Executives that fail to meet these guidelines will receive at least half of their annual incentive compensation in restricted stock or other equity and will be prohibited from selling any shares until the target multiple is reached.  All stock directly or indirectly owned by an executive, including both vested and unvested equity awards, will be counted toward meeting these guidelines.

Equity-Based Awards

The Compensation Committee has determined that, as a public company, our executive bonuses should include an appropriate combination of cash and year-end equity based awards. Including an equity component in year-end bonuses is designed to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. As a result, in February of each year, the Compensation Committee awards a percentage of executive compensation with respect to the immediately preceding fiscal year in the form of restricted stock awards. Restricted stock awards firmly align the interests of the recipient with those of our stockholders by ensuring that the same changes in our stock price that affect outside stockholders also directly affect the value of such awards. Since the restricted stock awards are typically subject to a multi-year vesting period as described below, such awards encourage a focus on long-term and sustainable growth, because short-term fluctuations in our stock price will not significantly affect the value of these awards to their recipients. In addition, since unvested shares underlying such restricted stock awards are generally forfeited upon termination, the extended vesting period also serves as a useful employee retention tool.

We refer to the awards granted in February 2007 with respect to fiscal 2006 as the “2006 Year-End Stock Awards,” the awards granted in February 2008 with respect to fiscal 2007 as the “2007 Year-End Stock Awards,” the awards granted in February 2009 with respect to fiscal 2008 as the “2008 Year-End Stock Awards,” and the awards granted in February 2010 with respect to fiscal 2009 as the “2009 Year-End Stock Awards.” With the exception of the 2009 Year-End Stock Awards granted to the named executive officers, each of these restricted stock awards vest in equal one-third amounts over a three year period on February 1st of each year, commencing with the first year after such award was granted. Since all these awards were initially granted on or about February 1, the first vesting date represents the approximate one-year anniversary of the grant date. The vesting schedule for the 2009 Year-End Stock Awards to the named executive officers is described further under “Vesting Schedule and Performance Goals Related to 2009 Year-End Stock Awards” beginning on page 31.

In addition to such vesting restrictions, the receipt of the 2009 Year-End Stock Awards granted to the named executive officers is also subject to the achievement of certain established performance goals. The vesting restrictions, applicable performance goals and other design features of these awards, together with our executive stock ownership guidelines and the restrictions contained in the Stockholders’ Agreement, encourage long-term stock ownership by our executive officers and further motivate them to create long-term stockholder value. Certain additional features of the year-end stock awards are described further under  “Equity Component of 2009 Year-End Performance Awards” and “Other Termination and Change of Control Provisions” beginning on pages 31 and 43, respectively.

In addition, one-time restricted stock awards were granted to substantially all employees, including the named executive officers, in connection with the successful completion of the IPO. These Company-wide stock awards, which we refer to as the “IPO Stock Awards,” established an across-the-board incentive for our employees to enhance stockholder value. With respect to senior employees, including the named executive officers, the last unvested portion of the IPO Stock Awards (representing 40% of the total original award) are scheduled to vest on November 8, 2010, the fourth anniversary of the IPO.

The 2009 Incentive Compensation Plan

The 2009 Incentive Plan permits us to issue shares of common stock pursuant to the grant or exercise of stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance unit awards and performance share awards, as well as grant cash-based awards and other awards to directors, officers, employees and consultants. The 2009 Incentive Plan was approved by our stockholders at the 2009 annual stockholders meeting. The Compensation Committee and the Board believe that the 2009 Incentive Plan contributes significantly to our success and helps increase stockholder value by enabling us to attract, incentivize and retain highly-qualified directors, officers, employees and consultants. Because our success is largely dependent upon the judgment, interest and efforts of these individuals, the Compensation Committee anticipates continuing to provide stock-based incentive awards to recruit, motivate and retain these individuals.

Subject to adjustment, the 2009 Incentive Plan initially provided for the issuance of up to 6,641,638 shares of common stock, which included not only the 6,000,000 shares authorized under the 2009 Incentive Plan itself, but also the 641,638 then-remaining shares that had been available for issuance under our 2006 Equity Incentive Plan (the “2006 Incentive Plan”). Upon the effectiveness of the 2009 Incentive Plan, the then-remaining shares under the 2006 Incentive Plan were rolled into, and therefore added to the number of shares available for issuance under, the 2009 Incentive Plan, and no additional grants or awards were made under the 2006 Incentive Plan after that time. However, unvested  awards that were granted under the 2006 Incentive Plan remained outstanding in accordance with their terms and the terms of the 2006 Incentive Plan. The 2007 Year-End Stock Awards and the 2008 Year-End Stock Awards, a portion of each of which is currently unvested, were granted under the 2006 Incentive Plan. The 2009 Year-End Stock Awards were granted under the 2009 Incentive Plan.

The only shares of common stock that were issued under the 2006 Incentive Plan were in the form of restricted stock awards, and no stock options, SARs, stock units or other types of equity-based awards were issued under such plan. Under either the 2009 Incentive Plan or the 2006 Incentive Plan, if any award is forfeited, or under the 2009 Incentive Plan if any stock option or SAR terminates without being exercised or if any SAR is exercised for cash, shares of common stock subject to such awards will be available for distribution in connection with future awards under the 2009 Incentive Plan. If the option price of any stock option granted under the 2009 Incentive Plan is satisfied by delivering shares of common stock to us (by actual delivery or attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the 2009 Incentive Plan. Under both the 2006 Incentive Plan and the 2009 Incentive Plan, to the extent any shares are not delivered to a participant because such shares are used to satisfy any applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the 2009 Incentive Plan. The shares subject to grant under the 2009 Incentive Plan are to be made available from authorized but unissued shares.

As of April 19, 2010, there were 6,144,918 shares of our common stock remaining that are available for future grants under the 2009 Incentive Plan. In addition, as of April 19, 2010, there were 4,058,009 shares subject to outstanding but unvested restricted stock awards under the 2006 Incentive Plan. To the extent any outstanding awards under the 2006 Incentive Plan are forfeited or are otherwise settled or terminated without being distributed, such shares would be added to the shares available for issuance under the 2009 Incentive Plan.

The 2008 Employee Stock Purchase Plan

In order to encourage additional stock ownership by our employees and further align the interests of all our employees and stockholders, in 2008 we adopted the KBW, Inc. 2008 Employee Stock Purchase Plan (the “ESPP”), with the approval of our stockholders. Subject to adjustment, the ESPP authorized 1,500,000 shares to be available for issuance, which may be authorized but unissued shares or may be treasury shares. As of April 19, 2010, 1,484,018 shares remained available for issuance under the ESPP.

The ESPP is a broad-based plan designed to meet the requirements of Section 423 of the Code by offering almost all of our employees the opportunity to buy shares of common stock at a 5% discount to the then-prevailing market value, through after-tax payroll contributions constituting from 1% to 10% of gross wages. Such purchases occur on the final trading day of each of the ESPP quarterly offering periods, which are identical in duration to each fiscal quarter of the Company. Generally employees who have completed at least one year of continuous employment, regardless of seniority or compensation level, will be eligible to participate in the ESPP, which eligibility generally ends upon termination of employment. No employee may purchase more than 2,000 shares in any single offering period or more than $25,000 of common stock under the ESPP in any calendar year. The ESPP is administered by a committee of three members (referred to as the “Plan Administrator”) comprised of directors or employees which are selected by the Compensation Committee. The Plan Administrator may, among other things, adjust the duration of the offering periods under the ESPP, decrease an employee participant’s payroll contributions to comply with the Code and delegate its administrative responsibilities and powers under the ESPP to any employees or group of employees. All decisions and actions of the Plan Administrator are final and conclusive.

The following table provides information as of December 31, 2009, with respect to compensation plans (including individual compensation arrangements) under which our securities are authorized for issuance:

		Number of Securities Remaining
Plan Category	Plan Name	Available for Future Issuance
Equity compensation plan approved by security holders	2009 Incentive Plan	7,025,141
Equity compensation plan approved by security holders	2008 ESPP	1,486,335
Equity compensation plans not approved by security holders	None	n/a
Total		8,511,476

Process for Determining Compensation

In determining total compensation, as well as the different elements contributing to the overall mix of compensation, we and the Compensation Committee endeavor to balance the competing interests of rewarding performance and retaining key employees by maintaining competitive compensation levels against preserving healthy cash balances and maintaining an appropriate ratio of compensation to revenues.

We have historically set overall compensation and benefits expense at a level which we believe to be competitive with peer companies in our industry and have traditionally reviewed peer data provided to us by outside vendors. However, peer comparisons with respect to 2009 compensation expense were deemed to be of very limited value to us as a measure of general industry practices, due to the fact that many competitors adjusted their compensation practices to reflect a variety of disparate factors that uniquely affected their companies as a result of the significant market changes that occurred during 2009. Many companies continued to suffer the debilitating effects of the global economic crisis that peaked in 2008, and for much or all of 2009 experienced changes or contractions in business strategies, continued to be impacted by losses and credit deteriorations that carried over from 2008, remained unable to access credit markets or faced downward regulatory and political pressure on compensation levels. On the other hand, several companies that emerged from the crisis relatively intact experienced rapid and significant turnarounds in certain areas of operations that had been impaired during 2008, saw substantial increases in the value of credit instruments and other securities owned that had been significantly marked down during 2008, took advantage of selective re-openings in the equity capital markets or sought to increase market share and expand into new lines of business, often at the expense of weakened competitors. Moreover, many companies had to alter their compensation determinations in order to manage the uncertainty and lack of clarification regarding taxes to be applied on employee bonuses in certain countries, such as the Bank Payroll Tax that was announced by the government of the United Kingdom in December 2009 (the “UK Bonus Tax”).

We have stated our expectation that the overall annual compensation and benefits expense ratio will be in the range of 55-60% of annual revenue (not including the amortization of the IPO Stock Awards). However, this ratio may be adjusted at any time for a variety of reasons, including but not limited to lower operating revenues, the need to retain key personnel during periods of difficult economic and market conditions or to otherwise adapt to rapid or significant changes in the economic environment, or to fund a major expansion. Our compensation ratio during 2009 was within our expected parameters, as described further under “Determining 2009 Total Compensation” beginning on page 25.

General Compensation Analysis

Aggregate compensation for senior employees in our three main revenue-producing operating groups — investment banking, fixed income, and equity sales and trading — is generally based on a percentage of revenues attributed to the efforts of those employees, together with other factors such as profitability of the group and our Company’s overall profitability. Compensation for senior analysts in the Research Department is related to individual analyst performance and our overall profitability, and is based solely on factors permitted under applicable law as well as the rules of the SEC and the Financial Industry Regulatory Authority. Factors which may not be considered, such as a research analyst’s impact on our investment banking business, are intentionally omitted from such compensation determinations. Total compensation for senior employees in support and administration is generally dependent on individual performance and the performance of the personnel reporting to each of them, as well as our overall profitability.

While total compensation for Messrs. Duffy, Michaud and Senchak has generally been based on our overall profitability, the individual performance of each such person, as well as the performance of departments or groups under their supervision, has also been considered. Such a combination of factors may result in compensation differences among these three executive officers, who together comprise our “Office of the Chairman.” Historically, total compensation for Messrs. Giambrone and Kleinman has generally been dependent on their individual performances and the performance of the departments reporting to each of them, as well as our overall profitability. As described further under “Equity Component of 2009 Year-End Performance Awards” and “Performance Goals Related to Determination of Cash Component of 2010 Year-End Performance Awards” beginning on pages 31 and 34, respectively, the Compensation Committee has established performance goals tied to annual profitability that must be achieved in order for the named executive officers to receive their 2009 Year-End Stock Awards as well as the cash portion of any 2010 year-end bonus.

In addition to approving compensation of the Chief Executive Officer, the Compensation Committee approves compensation for officers at the level of executive vice president and more senior, as well as employees who earn or are expected to earn at least $1.5 million in total cash and non-cash annual compensation (such employees are referred to as the “Executive Employees”). Furthermore, the Compensation Committee approves hiring commitments for professionals where the aggregate guaranteed compensation amount associated with such hire is expected to equal or exceed $1.5 million. Below such level of seniority and compensation, the Board has delegated to the Non-Executive Compensation Committee authority to approve annual compensation (including base salary and bonuses) of existing and prospective Non-Executive Employees, although in certain circumstances decisions regarding solely non-equity based compensation for such employees may be made by senior management. The Board has also delegated non-exclusive interim authority to the Non-Executive Compensation Committee to approve cash-only adjustments to the compensation of Executive Employees up to specified limits. Such cash-only adjustments may not exceed, with respect to any individual Executive Employee in any given fiscal year, 10% of such Executive Employee’s total annual compensation (both cash and non-cash) for the most recently completed prior fiscal year. Furthermore, with respect to all Executive Employees as a group, the aggregate amount of cash-adjustments outstanding that have not yet been ratified or approved by the Compensation Committee may not exceed $500,000 at any time. Any such cash-adjustments are in all cases subject to the review, modification, nullification or other alteration by the Compensation Committee in its sole discretion.

The Non-Executive Compensation Committee provides periodic reports to the Compensation Committee regarding its decisions made and actions taken, including with respect to salary adjustments and annual award amounts. The Compensation Committee can exercise its discretion in ratifying such actions or making any modifications it deems appropriate. The Compensation Committee ratified the actions taken by the Non-Executive Compensation Committee in the first quarter of 2010 with regard to 2009 year-end bonuses and 2010 base salaries for Non-Executive Employees.

Determining 2009 Total Compensation

In determining compensation with respect to 2009, the Compensation Committee reviewed and analyzed a mix of input and information from a variety of sources. The determination process included ongoing discussions between the Compensation Committee and the Independent Compensation Consultant concerning current and historical compensation trends, any industry-wide changes in compensation structure due to prevailing market conditions, a market-based comparative analysis of our compensation levels, and other related matters. In addition, the Compensation Committee analyzed internal financial information relevant to a determination of 2009 compensation, such as the impact of fixed costs associated with guaranteed compensation commitments relating to the staffing of KBW Asia during the fourth quarter of 2009 and the hiring of other employees throughout the year, severance costs relating to the targeted reduction in headcount that was conducted in the first quarter of 2009, as well as other items that significantly affected profitability. The Compensation Committee and senior management also monitored and evaluated the potential impact of the UK Bonus Tax on the Company’s overall 2009 compensation expense ratio. Furthermore, the Compensation Committee engaged in a comprehensive dialogue with the Chief Executive Officer regarding compensation of employees, industry practices, the economic and market conditions that impacted our business activities in 2009, and the contributions of individual executives.

At the time the Compensation Committee made its executive compensation determinations with respect to 2009, the most recent peer and industry executive compensation data that was available related to fiscal 2008. While the turbulent economic climate of 2008 affected the businesses and financial results of virtually all companies in our industry, the extent of the impact of such market difficulties on particular institutions depended on different factors which were often unique to such entities. These factors included their primary areas of business and strategic focus, the amount of leverage employed in proprietary investment and other activities, the quality of credit instruments on their balance sheets, and the degree of government and regulatory intervention in their practices and operations. Many companies that were not acquired or subject to outright failure during 2008 were buffeted by a variety of forces that significantly altered their traditional compensation structures and overall compensation levels, including changes to bank holding company status, highly dilutive equity capital raises, the receipt of Federal governmental assistance and the attendant focus on compensation and bonus levels, credit losses that were exacerbated due to highly-leveraged business models, and sudden and significant declines in stock price. As a result of the disparate array of forces impacting executive compensation at various peer companies during 2008, the Compensation Committee did not believe that 2008 peer data was a particularly useful tool in determining compensation for our executive officers in 2009. Similarly, peer information for years prior to 2008 was also deemed to be of limited value as a metric for determining 2009 compensation because of the significant changes in the global economy and its still uncertain impact on compensation practices and prospects in our industry sector. As a result, the Compensation Committee focused primarily on our operating results in making its determinations.

For 2009, the level of total compensation and benefits expense to annual revenue (excluding the amortization of IPO Stock Awards) was approximately 58.4%, which was within our compensation and retention objectives and within the expected ratio of 55-60% of such annual revenues. We deemed this level to be appropriate after our and the Compensation Committee’s review and analysis of our financial performance in 2009, other applicable internal Company data, our overall compensation levels on a comparative basis (to the extent deemed useful) and the impact of current economic and market conditions, and after the committee’s discussions with the Independent Compensation Consultant, the Chief Executive Officer, and other members of senior management.

Determining Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the fiscal year. Base salary is designed to provide a fixed amount of current cash income to each executive that generally is not variable in nature and is competitive with market standards. Base salaries for executive officers are reviewed and approved annually by the Compensation Committee, generally in the first quarter of the fiscal year.  In setting base salaries, the Compensation Committee traditionally considers an executive’s role and responsibilities, market trends and available external market data for similar positions at companies in our industry, our performance in the prior fiscal year and anticipated performance in the upcoming fiscal year, and the recommendations of the Chief Executive Officer.

The determination of base salaries may also be subject to the terms of employment agreements, guaranteed compensation packages and similar arrangements that have been entered into between the Company and certain executives. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our executive officers generally accounts for a moderate portion of his or her overall compensation.

Determining Year-End Performance Awards

Consistent with our compensation philosophy, a significant percentage of total compensation consists of a performance-based year-end bonus. The size of the annual employee bonus pool, which includes executive officer bonuses, has historically been based upon a percentage of revenues. At the end of the fiscal year, the aggregate dollar amount of the annual bonus pool is established.

Throughout the fiscal year, the Chief Executive Officer engages in discussions with the Compensation Committee regarding the annual bonus pool, which discussions may take place both in the context of committee meetings and with committee members on an ex-officio basis. These discussions generally increase in frequency and in detail beginning late in the third quarter and continue through the end of the fiscal year, as the Company develops a clearer view of its revenues and profitability for the year. Throughout this process, the Compensation Committee is provided with updated information regarding the metrics relevant to a determination of overall year-end bonuses and base salaries for the subsequent year. The Compensation Committee provides the Chief Executive Officer with general guidance and initial indicators of its expectations for compensation that are consistent with the Compensation Committee’s compensation goals and objectives. The guidance, recommendations and instructions of the Compensation Committee that derive from this process are taken into account by the Chief Executive Officer in determining the bonus pool. The Chief Executive Officer’s determination is then presented to, and subject to the final approval of, the Compensation Committee.

During the last month of the fiscal year, our department heads consult with the Chief Executive Officer and make suggestions regarding bonus payments for employees in their respective departments based upon a combination of factors, including both individual and departmental performance and contribution to revenues, business and strategic development, market position, and our overall performance. The Chief Executive Officer makes similar determinations for each of the department heads based on such factors, as well as the overall management performance and contributions of such department heads. Department heads also serve on a Management Committee which meets periodically to discuss matters of interest beyond their specific department, and the Chief Executive Officer may also consider their contributions in this area when determining compensation. Pursuant to our Annual Incentive Plan (the “Bonus Plan”), the Chief Executive Officer will review and discuss the proposed allocation of the bonus pool for each department with the relevant department head. The Chief Executive Officer has discretion to adjust bonus payments for entire departments, or for individual employees within a department.

The Chief Executive Officer will propose individual bonus amounts to the Compensation Committee or the Non-Executive Compensation Committee, as appropriate. Such proposals in respect of a fiscal year are usually presented to the Compensation Committee in January of the following fiscal year, along with management’s assessment of the financial results in the completed fiscal year, both for our Company as a whole and for each department. In the course of evaluating such recommendations, the Compensation Committee reviews not only the proposed bonuses (both cash and restricted stock) and total compensation for each executive in respect of such year, but also a comparison of such proposed amounts to the amounts previously awarded to such individual. This level of detail is provided in order to ensure that each member of the Compensation Committee has a historical and comprehensive picture of the compensation and benefits paid to each of our executive officers. With respect to the Chief Executive Officer, the Compensation Committee has full and direct authority to approve compensation, including year-end bonus, based on its annual evaluation. The evaluation of the performance of the Chief Executive Officer incorporates the feedback provided to the Compensation Committee by the presiding non-management director (who is also a member of the committee) regarding his interaction and dealings in such role with the Chief Executive Officer.

The Compensation Committee will consult with management not only with regard to the amount of bonuses, but also the appropriate allocation between cash and restricted stock or other equity-based compensation.  The Compensation Committee can exercise its discretion and approve such bonus amounts or make such modifications as it deems necessary or appropriate. The Compensation Committee may also establish specified performance goals or targets with respect to all or any portion of the bonuses or other compensation to be received by selected executives, either in order to comply with Section 162(m) of the Code or to further motivate such employees and create a stronger pay-for-performance link. Year-end bonuses (including cash and restricted stock) are awarded at the beginning of each fiscal year in respect of performance for the preceding year.

Determining 2009 Total Year-End Bonus Pool

In light of the significant improvement in our 2009 annual revenues and the containment of our cost structure in comparison to 2008, as well as the overall increased stability demonstrated by the markets as the year progressed, the 2009 year-end employee bonus pool was increased from 2008. The 2008 bonus pool had been significantly reduced from the prior year in order to adjust our cost structure to enable us to operate effectively during that year’s extraordinary economic environment. Despite the increased 2009 bonus pool, our overall annual compensation expense for 2009 was within our expected range of 55-60% of annual revenue (not including amortization of the IPO Stock Awards), as described under “Determining 2009 Total Compensation” beginning on page 25. The 2009 year-end bonus pool, including both the cash and restricted stock components, was approved by the Compensation Committee in the first quarter of 2010.

While the restricted stock component of the 2009 year-end bonuses generally constituted a marginally smaller percentage of an eligible employee’s bonus in 2009 compared to 2008, a greater overall number of employees received a bonus containing an equity component in 2009. The formula for determining employees eligible for a combined cash and stock bonus, and the percentage of their bonus that constituted restricted stock, is described further under “Equity Component of 2009 Year-End Performance Awards” beginning on page 31.

As described under “Executive Year-End Performance Awards for 2009” beginning on page 29, the cash portion of the 2009 year-end bonuses for the named executive officers was determined based on individual, department and overall Company performance and was not dependent on the achievement of performance targets. However, the Compensation Committee did establish performance goals tied to our annual profitability that must be achieved in order for the named executive officers to receive their 2009 Year-End Stock Awards as well as the cash portion of any 2010 year-end bonus, as described further under “Equity Component of 2009 Year-End Performance Awards” and “Determining Executive Compensation in Fiscal 2010” beginning on pages 31 and 33, respectively. With the exception of the 2009 Year-End Stock Awards to the named executive officers, which were granted solely pursuant to the 2009 Incentive Plan, all year-end bonuses awarded to our employees with respect to 2009 were granted in accordance with the Bonus Plan. Under the Bonus Plan, bonuses are required to be paid in cash or through equity awards granted under the 2009 Incentive Plan.

Determining LTIP Awards

In the first quarter of each year, the Compensation Committee may also grant LTIP Awards to officers selected by the committee. The LTIP Awards will entitle the award recipient to earn amounts that are either specified in the award or are to be calculated pursuant to the terms of the award, upon the achievement of specified performance goals over the period that encompasses the performance cycle for such award. The Compensation Committee will also determine the form of any LTIP Award payments to be made, which may be in cash, common stock, or a combination of the two. In February 2010, the Compensation Committee approved the grant of LTIP Awards to each of Messrs. Duffy, Michaud and Senchak, as described further under  “LTIP Awards Payable With Respect to 2010” beginning on page 34.

Determining Profit Sharing Plan Contributions

Another traditional element of our compensation structure is our Profit Sharing and Retirement Plan (the “Profit Sharing Plan”). This defined contribution plan, which was created in the 1960’s and is an ERISA compliant retirement plan, provides for contributions to be made by us to eligible employee participants. Commencing in 2000, we added a feature which permitted employees to make elective salary deferral contributions to the Profit Sharing Plan in accordance with Section 401(k) of the Code. Until 2000, we managed the investment of employee accounts in the Profit Sharing Plan, and we currently manage one of the investment options in the Profit Sharing Plan. Additional investment options which are managed by unaffiliated parties are also available.

Our contributions consist of a “company contribution” and a “primary contribution.” The company contribution is a mandatory contribution equal to 3% of an employee’s salary (subject to various limitations under the Code) and is intended to meet the “safe harbor” requirements of Section 401(k)(12) of the Code with respect to nondiscrimination requirements. The primary contribution is a discretionary contribution made by the Company to employees who meet the eligibility requirements for participation in the primary contribution. Employees become vested in discretionary contributions based on years of service. Employees become one-third vested after one year of employment, two-thirds vested after two years of employment and fully vested in all past, current and future contributions after three years of employment.

The primary contribution, the amount of which is determined based on annual profits and other components of overall compensation expense, is determined by the Keefe Board following the end of the year in respect of which such contribution is made. Such contribution, if made, is determined as a percentage of “salary” (as defined in the Profit Sharing Plan). The Keefe Board annually determines an appropriate level of contribution, which determination is subsequently reviewed by the Compensation Committee for any further input or recommended modifications.  In addition to annual earnings, our general expectations regarding the ratio of compensation expense to annual revenue is another key factor in making such determination. The Compensation Committee also specifically reviews and approves any Profit Sharing Plan contribution made by us to the Chief Executive Officer and other officers and employees whose compensation is subject to committee approval.

Employees of KBWL are not participants in the Profit Sharing Plan, but generally have historically received discretionary contributions to their individual pension accounts in amounts similar to what they would have received had they been US-based employees. These contributions are currently discretionary and we are not currently obligated to continue this practice or make other pension contributions. We have not yet established a specific practice regarding retirement contributions to employees of KBW Asia.

2009 Executive Compensation Components

Total compensation paid to executive officers in 2009 consisted primarily of the following components:

•                  base salary,

•                  year-end performance awards, including cash bonuses and the 2009 Year-End Stock Awards,

•                  Profit Sharing Plan contributions and medical and life insurance benefits, and

•                  other personal benefits.

We did not grant to any of our employees or directors, nor do we have outstanding, any stock options, equity warrants or other similar derivative instruments.

Executive Base Salaries for 2009

In light of the volatile operating environment during 2008 that continued into early 2009, in January 2009 the Compensation Committee directed that 2009 base salaries for virtually all our employees, including all of the named executive officers, remain frozen at their 2008 levels. Therefore, 2009 base salaries for our named executive officers were $325,000 for each of Messrs. Duffy, Michaud and Senchak, $290,000 for Mr. Giambrone and $285,000 for Mr. Kleinman.  The principles applied by the Compensation Committee in determining annual base salary are described further in “Determining Base Salaries” beginning on page 26. Each of the employment agreements between the Company and Messrs. Duffy, Michaud and Senchak entitle such officers to a minimum annual base salary, as further described under “The Employment Agreements” beginning on page 39.

Base salaries in 2007, 2008 and 2009 for each of our named executive officers are included in the “Summary Compensation Table” set forth on page 36. Information with respect to each of their 2010 base salaries, which were approved by the Compensation Committee in the first quarter of 2010, is included in “Determining Executive Compensation in Fiscal 2010” beginning on page 33.

Executive Year-End Performance Awards for 2009

Under our compensation philosophy, our annual year-end cash and equity-based awards for employees, including our executive officers, is intended to constitute a significant portion of total compensation. In determining 2009 year-end bonuses, the Compensation Committee considered the performance, expectations and evaluations of each of the executive officers as well as the performance, and for revenue-producing departments the revenues and profitability, of the department reporting to or supervised by each of them, all in the context of our corporate goals and objectives. The compensation structure for each of Messrs. Duffy, Michaud and Senchak is generally designed to reflect the overall leadership and strategic efforts of such persons.  The compensation for each of Messrs.  Giambrone and Kleinman generally reflects both individual performance and our overall performance, including their management of the departments reporting to each of them as well as their contributions to the implementation of our strategic business goals.

The Compensation Committee determined that the available 2008 executive compensation data of peer companies was of extremely limited value in determining year-end performance awards for our named executive officers, due to the extraordinary and disparate impact of the 2008 global financial crisis on their operating results and executive compensation levels. Additional detail regarding the extent to which peer company data was utilized by the Compensation Committee and factored into its overall compensation analysis is included under “Determining 2009 Total Compensation” beginning on page 25.

The Compensation Committee also considered the suggestions of the Chief Executive Officer regarding proposed bonus and incentive compensation to be paid to each executive officer for 2009, which the Compensation Committee discussed at its second meeting in the first quarter of 2010 together with the Chief Executive Officer, as well as in a separate executive session. The Compensation Committee, together with the presiding non-management director (also a member of the committee), also engaged in a separate review and analysis of the Chief Executive Officer’s performance in executive session. In addition to the factors described above, the factors incorporated into the Compensation Committee’s ultimate determination of and approval of the 2009 year-end bonus awards for our executive officers included, among other things:

•                  our return to profitability in 2009 and the significant overall improvement in our operating results for such year,

•                  the substantial reduction of our ratio of compensation expenses to annual revenues, to a level that was firmly within our traditional parameters, due to both a significant increase in consolidated revenue as well as the rigorous and efficient management of our cost structure,

•                  the stabilization of the valuations of investment securities held by us, due in significant part to the effective management of such portfolio by our executives, which ensured that the negative valuations of such securities and the consequent losses that were experienced during 2008 did not carry over into 2009,

•                  the record revenues from capital markets transactions, as a result of our executives’ ability to quickly recognize, respond to and ultimately take advantage of the capital raising opportunities that began to emerge after the first quarter of 2009, as well as their ability to keep pace with the acceleration in such transactions during the year due to their effective prioritization, rapid allocation and nimble coordination of our personnel and resources,

•                  the continued strength of our capital position, overall preservation of liquidity and ongoing maintenance of a low-leverage strategic approach, and the resulting stability, continuity and enhancement of our core business model,

•                  the selective identification, thorough investigation and efficient execution of our expansion into Asia, representing our first major international initiative since our commencement of operations in the United Kingdom in 2004,

•                  the execution of strategic business opportunities, and successful recruitment of and investment in highly talented professionals from market competitors, with resulting improvements in market share, broadening of product offerings and expansion and enhancement of our presence in various market sectors and lines of business, and

•                  the overall performance and relatively stable valuation of our common stock during the year.

The Compensation Committee’s determination of the 2009 year-end bonus awards for each of our named executive officers was based on both individual and overall financial performance. The Compensation Committee considered our 2009 financial performance to be positive both in absolute terms and relative terms, in light of market conditions in the industry. In assessing the individual performances of Messrs. Duffy, Michaud and Senchak, the Compensation Committee recognized the significant role these executives play in the revenue-generation side of our business, maintaining a balance between their leadership roles as officers of us, while at the same time pursuing and cultivating important client relationships and building the franchise. As the recapitalization of the banking sector gained momentum during 2009, these relationships led to specific engagements, including several high-profile transactions, that contributed to our overall annual revenues for such year. As our lead officers, these executives also orchestrated the further integration of the capabilities of our various business lines, in order to more effectively respond to our clients’ needs. The Compensation Committee also considered the careful and thorough diligence employed by these executives in considering, reviewing, and ultimately capitalizing on, the opportunity to expand our specialist model into Asia. Finally, the Compensation Committee recognized the efforts of these executives, under Mr. Duffy’s stewardship, to increase the awareness of our brand, confront the ongoing challenges facing our business and industry, and position us to continue to take advantage of future opportunities to assist in the recapitalization, restructuring and consolidation of the banking sector.

Specifically with respect to Mr. Duffy, the Compensation Committee recognized his overall leadership in a year in which the industry was confronted with rapidly changing market conditions, was subject to overhanging uncertainty regarding regulatory and governmental intervention and policy, and was forced to adjust to significant and often abrupt fluctuations in the operating environment, particularly in the first half of 2009. The committee noted the steadiness and consistency with which he oversaw the execution of our business model during 2009, which contributed significantly to the stabilization of our business throughout the year, while at the same time maintaining the flexibility to capitalize on market opportunities that arrived suddenly or with little notice during the year, which helped to diversify our operations and enhance our competitive position.

The Compensation Committee recognized the significant personal role played by Mr. Michaud in overseeing all aspects of our brokerage operations during 2009, resulting in the development, placement, and execution of a number of capital markets transactions involving issuers and investors. It also noted his increasing leadership position in our business and his efforts in shaping our long-term operational strategy. He has played an outsized role in piloting our international growth initiatives, serving as the Chairman of both KBWL and KBW Asia and working to expand our global footprint. Finally, the committee considered his contributions in mobilizing us to adapt and respond to rapid developments and sweeping policymaking initiatives regarding the federal regulation of financial institutions, which included the creation, implementation and operation of our Washington Working Group.

The Compensation Committee considered Mr. Senchak’s senior role in building relationships with key institutional and corporate clients, and our resulting success at obtaining and executing a number of large and complex investment banking engagements in 2009, including both capital markets transactions and advisory engagements. The emergence of “platform” transactions in the U.S. banking industry during 2009, which involved gathering substantial capital to take advantage of potential acquisition opportunities with government assistance, required a complex coordination of capital analysis, the anticipation and navigation of changing regulatory rules and a keen understanding of investor goals. The Compensation Committee noted his pivotal role in orchestrating these efforts, which in many instances required the involvement of multiple Company groups in different offices.

With respect to Messrs. Giambrone and Kleinman, the Compensation Committee noted the significant leadership provided by each of these individuals in their officer roles. Both executives were primarily responsible for establishing, implementing and monitoring uniform internal policies within the Company, enabling other members of senior management to maintain a client, revenue-generation and deal-oriented focus. In addition these executives were, and continue to be, instrumental in structuring, overseeing and successfully completing our expansion into Asia. The Compensation Committee noted Mr. Giambrone’s contribution to the overall strength of the firm and his sound leadership in executing our corporate finance strategy in the midst of an extremely volatile economic climate in the first half of 2009. The Compensation Committee also recognized Mr. Kleinman’s wide-ranging responsibility in overseeing legal and compliance operations worldwide, and the overall guidance and ongoing leadership he provided in successfully navigating the firm through a customary yet comprehensive regulatory review of our operations in the United Kingdom.

In addition, the Compensation Committee reviewed our high levels of retention of key personnel during 2009, a year in which many peer companies experienced intense market competition for their most highly-qualified employees and the industry witnessed a significant amount of employee turnover and the “poaching” of many highly-valued individuals and business groups. In many instances, firms that emerged relatively healthy and intact from the market crisis of 2008 were able to take advantage of recruitment opportunities at the expense of their weakened competitors. As a result of our strong capital position, the performance of our common stock, the stability of our business model and the absence of regulatory or political impediments to investment in personnel essential to various market opportunities, we were able to both retain key personnel as well as make select acquisitions of highly-talented and sought-after individuals and groups. These successful recruitment efforts enabled us to upgrade much of our talent in existing areas of operation and add expertise in areas that complement existing operations or otherwise enhance the value of our franchise.

Furthermore, the Compensation Committee took into account the vigilant and disciplined approach our executives took to cost management. Throughout the year, management endeavored to monitor and contain our overall expenses, despite the increase in fixed costs associated with guaranteed compensation packages resulting from the recruitment of new employees. Our executives offset such increases with, among other things, increased operational efficiency and productivity resulting from a targeted reduction in existing employee headcount in the first quarter of 2009 and the implementation of a number of cost control measures, as well as the consolidation of certain domestic satellite offices.

The table below summarizes each named executive officer’s total 2009 year-end performance award, including the amounts payable in cash and in 2009 Year-End Stock Awards. The cash bonus portion of each named executive officer’s 2009 year-end performance award is also set forth in the “Bonus” column of the “Summary Compensation Table” set forth on page 36. Because the 2009 Year-End Stock Award for each named executive officer was granted on February 5, 2010, such awards will be reported in the “Grants of Plan-Based Awards” table of our 2011 proxy statement with respect to fiscal 2010, in accordance with SEC regulations.

	2009 Year-End Stock Award
	Number of Shares of Stock	Approved Dollar Amount	2009 Year-End Cash Bonus	Total 2009 Year-End Bonus
John G. Duffy	27,423	$724,500	$1,575,500	$2,300,000
Robert Giambrone	16,394	$433,125	$ 941,875	$1,375,000
Thomas B. Michaud	27,423	$724,500	$1,575,500	$2,300,000
Andrew M. Senchak	27,423	$724,500	$1,575,500	$2,300,000
Mitchell B. Kleinman	11,923	$315,000	$ 685,000	$1,000,000

Equity Component of 2009 Year-End Performance Awards

Consistent with our policy regarding executive stock ownership and the core pay-for-performance objective of our compensation program, the Compensation Committee approved and generally applied a Company-wide formula to determine the percentage of each employee’s 2009 aggregate year-end performance award to be paid in the form of equity-based awards. All of the 2009 Year-End Stock Awards were granted pursuant to the 2009 Incentive Plan. The Board and the Compensation Committee intend to continue to incorporate equity-based awards as a standard component of overall compensation in order to strengthen the pay-for-performance link and to further align employee and stockholder interests. The following table shows the formula utilized by the Compensation Committee to determine the percentage of each employee’s total 2009 bonus that was to be paid in the form of restricted stock:

Range of Total 2009 Bonus	Percentage of Total Bonus Paid in Restricted Stock
$150,000 but less than $300,000	20.0%
$300,000 but less than $600,000	25.0%
$600,000 but less than $1,000,000	29.5%
$1,000,000 or more	31.5%

At the directive of the Compensation Committee, the Non-Executive Compensation Committee also used the above formula to determine the percentage of the 2009 bonuses that were paid in restricted stock to the Non-Executive Employees. Employees with an overall 2009 bonus of less than $150,000 did not receive any restricted stock.

Pursuant to such formula, each of the named executive officers received 31.5% of their 2009 bonus in restricted stock.  For all employees receiving 2009 Year-End Stock Awards, the exact number of shares to be granted was calculated by dividing a dollar amount equal to the percentage of each affected employee’s bonus to be received in stock according to the above formula, by $26.4188, the weighted average price of our common stock on the NYSE over a ten consecutive trading day period ending at the close of the market on February 5, 2010, the grant date for the 2009 Year-End Stock Awards. In the course of making such calculations, we rounded down in order to eliminate fractional shares.

Vesting Schedule and Performance Goals Related to 2009 Year-End Stock Awards

The receipt of year-end stock awards granted to our employees in prior years, including to the named executive officers, has historically been subject only to the lapsing of time-based vesting restrictions. Consistent with prior years, receipt of the 2009 Year-End Stock Awards that were granted to all employees other than the named executive officers is subject only to annual vesting requirements in equal one-third amounts over a three year period beginning on February 1, 2011. The receipt of the 2009 Year-End Stock Awards granted to the named executive officers is similarly subject to annual vesting requirements, as follows: the first one-third installment has a vesting date of February 23, 2011, the second one-third installment has a vesting date of February 23, 2012, and the final one-third installment has a vesting date of February 23, 2013.

However, in an effort to increase the performance-based focus of our executive compensation, receipt of the 2009 Year-End Stock awards by the named executive officers is also subject to the achievement of certain performance criteria. Such performance-based conditions were structured with the assistance of the Independent Compensation Consultant and Mercer. With respect to each of the three installments of shares, in order to vest on its scheduled vesting date, the “Adjusted Pre-Tax Net Income” (as discussed below) for the most recently completed calendar year prior to such vesting date must be positive. If Adjusted Pre-Tax Net Income for such year is not positive, the executive’s right to receive such shares is postponed, and on such vesting date he will not receive the shares that were scheduled to vest. With respect to any award where vesting has been postponed, such shares will vest following the conclusion of 2012, if the aggregate Adjusted Pre-Tax Net Income for calendar years 2010, 2011 and 2012 is positive. If the aggregate Adjusted Pre-Tax Net Income for such three-year period is negative, the executive will permanently forfeit any and all shares that he did not previously receive on their original scheduled vesting date. These performance-based conditions for receipt of the 2009 Year-End Stock Awards were designed to comply with Section 162(m) of the Code regarding the deductibility of executive compensation.

“Adjusted Pre-Tax Net Income” for any stated period means our pre-tax consolidated income for such period, determined in conformity with GAAP as applied to SEC registrants (or any other governing accounting standards as may from time to time in the future be applicable for SEC registrants), adjusted to eliminate:

•                  the impact of all performance-based awards during the stated period for any named executive officer,

•                  the effect of any tax, assessment or similar charge enacted or implemented by a government or governmental agency which is not of general application to corporate taxpayers in the relevant jurisdiction, and

•                  any quantifiable non-GAAP (or other applicable governing accounting standard) adjustment to income for the stated period that is reported in a public filing with the SEC prior to the determination of the achievement of the performance criteria for such stated period.

Vesting of the 2009 Year-End Stock Awards to our named executive officers will accelerate on a “change in control,” death or “permanent disability” (as defined in the 2009 Incentive Plan). Unvested shares shall be forfeited on certain employment termination events, including termination for any reason (as set forth in the 2009 Incentive Plan) but excluding “Retirement” (as defined in the 2009 Incentive Plan). Upon Retirement, unvested shares will not be forfeited but will remain subject to the original vesting schedule and the satisfaction of the above-described conditions regarding positive Adjusted Pre-Tax Net Income.

Profit Sharing and Retirement Plan Contributions for 2009

For 2009, we made contributions to the Profit Sharing Plan for the account of all eligible employees, including the named executive officers. Mandatory 2009 contributions for all employees that were employed for at least one year at the time of such contribution equaled 3% of their base salary. Unlike in previous years, we did not make a discretionary contribution of any percentage of “salary” (as defined in the Profit Sharing Plan) for fiscal 2009 to employees that were employed for at least three months prior to the time of such contribution.  A fully discretionary contribution was made to employees of KBWL using the percentage calculation applied under the Profit Sharing Plan.

Total contributions with respect to any employee (both employee contributions and Company contributions, whether discretionary or mandatory) to the Section 401(k) portion of the Profit Sharing Plan cannot exceed the maximum amount deductible under the Code. In 2009, the maximum amount deductible under the Code was $49,000.  Since we made no discretionary contributions in 2009, the 2009 total contributions made with respect to each of our employees, including the named executive officers, did not approach this maximum amount.

Severance and Change of Control Payments

We entered into employment agreements with each of Messrs. Duffy, Michaud and Senchak on February 1, 2010 (such agreements are referred to as the “Employment Agreements”). The previous agreements that had been entered into by and between the Company and each such person in connection with the IPO expired on January 31, 2010, pursuant to their terms (such expired agreements are referred to as the “Expired Employment Agreements”). On February 1, 2008 we entered into change of control agreements (such agreements are referred to as the “Change of Control Agreements”) with each of Messrs. Kleinman and Giambrone, as well as certain of our other senior officers, which were amended and restated on December 31, 2008 in order to comply with certain technical requirements of Section 409A of the Code. Both the Employment Agreements and the Change of Control Agreements were structured, negotiated and prepared with the assistance of outside counsel as well as outside compensation consultants, including the Independent Compensation Consultant, all of which advised the Compensation Committee as to the terms and scope of such agreements.

To promote stability and the continuity of senior management, each of these agreements contains provisions regarding payments to be made to each named executive officer upon the occurrence of certain termination of employment and change of control events. Information relating to the terms and amounts payable to each individual under such agreements or otherwise upon termination or a change of control of us is set forth in “Agreements with the Named Executive Officers” and “Potential Payments Upon Termination or Change of Control” beginning on pages 39 and 44, respectively.

In addition, restricted stock award agreements that govern individual stock grants to our named executive officers under the 2006 Incentive Plan and the 2009 Incentive Plan provide for the acceleration of the vesting of restricted stock in the event of a “change of control,” “disability” or death (as such terms are defined in such incentive plan).  The vesting acceleration provisions contained in the restricted stock award agreements with our named executive officers are described further under “Other Termination and Change of Control Provisions” beginning on page 43.

In February 2010, the Compensation Committee awarded LTIP Awards to each of Messrs. Duffy, Michaud and Senchak, which provide for LTIP Award payments with respect to fiscal 2010 and subsequent years upon the achievement of certain specified performance goals. Provisions regarding pro-rata LTIP Award payments to any such executive in the event of his termination are described further under “Other Termination and Change of Control Provisions” beginning on page 43.

We believe that the above-described payment provisions will reinforce and encourage the attention and dedication of our senior officers if they are faced with the possibility of a change of control of us that could affect their employment.

Insurance Benefits

We offer core employee benefits coverage in order to provide our workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on a work/life balance. We believe such benefits help us to attract and retain our workforce in a competitive market. The same benefits are available for all employees and executive officers, and include medical and dental coverage, short and long term disability insurance, life insurance and travel and special accident insurance. Employees become eligible for such coverage beginning on the first day of the month immediately following the date of hire, with the exception of long term disability coverage, for which eligibility begins the first day of the month following one complete month of employment. Aside from medical and dental coverage and long term disability insurance, which require a moderate contribution from each employee, there has been no cost to employees for the provision of such benefits.

Personal Benefits

We provide the named executive officers with personal benefits which are generally available to all employees. We and the Compensation Committee believe such benefits are reasonable and consistent with our overall compensation program and help us to attract and retain superior employees for key positions. These benefits generally constitute only a minor portion of total annual compensation. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our executives. In 2009, none of the named executive officers received perquisites with an aggregate value of $10,000 or more.

Determining Executive Compensation in Fiscal 2010

The Compensation Committee has structured, and will continue to structure, the overall 2010 compensation for the named executive officers in a manner that is designed to motivate such executives to achieve our business goals and reward them for achieving such goals. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee will continue to make determinations regarding the appropriate level and mix of incentive compensation for each executive based on, among other things, our financial performance, individual performance, available market data, analysis of industry peers and the input of outside compensation consultants.

Base Salaries for 2010

In January 2010, the Compensation Committee approved increases in the 2010 base salaries of our named executive officers. Such increases reflected our improved financial results and recognized the importance of strong leadership, the value of an ongoing commitment to the enterprise, the significant and recurring decision-making responsibilities throughout the year related to strategic planning, capital commitments and other franchise building activities, and the daily focus and accountability required for the appropriate management of costs, personnel and risk. Accordingly, base salaries in fiscal 2010 were increased to $400,000 per year from $325,000 for each of Messrs. Duffy, Michaud and Senchak, to $325,000 per year from $290,000 for Mr. Giambrone and to $325,000 per year from $285,000 for Mr. Kleinman.

LTIP Awards Payable With Respect to 2010

To further incentivize select senior executives and expand our performance-based compensation framework, the Compensation Committee adopted the LTIP in February 2010. Certain provisions and related mechanics of the LTIP, including the usage of “Cumulative Adjusted EPS” in order to determine the achievement of performance goals and the methodology for calculating the percentage of LTIP Award amounts to be earned in any designated performance cycle, are described in detail under “The LTIP” beginning on page 20. The LTIP, and the performance goals applicable to the LTIP Awards described below, were structured with the assistance of the Independent Compensation Consultant and Mercer.

Pursuant to its powers under the LTIP, the Compensation Committee approved the grant of LTIP Awards to each of Messrs. Duffy, Michaud and Senchak in February 2010, the terms of which are set forth in a related LTIP Award Letter for each such person. The Compensation Committee also determined that any payments made to such executives pursuant to these LTIP Awards will be solely in the form of cash. The performance cycles under the LTIP Awards, as well as the amounts to be payable to each individual based on the achievement of certain levels of Cumulative Adjusted EPS during such performance cycles, are as follows:

Performance Cycle	LTIP Award Amount at Attainment of Target Cumulative Adjusted EPS	Year of Potential Payout
2010	$ 333,333	2011
2010-2011	$ 666,667	2012
2010-2012	$1,000,000	2013

The following table shows the Cumulative Adjusted EPS targets for each of the three performance cycles at threshold, target and maximum compound annual growth rate (“CAGR”) in Cumulative Adjusted EPS:

	2010 Performance Cycle	2010-2011 Performance Cycle	2010-2012 Performance Cycle
Threshold 3% CAGR above 2010 level	$0.85	$1.73	$2.63
Target 9% CAGR above 2010 level	$0.95	$1.99	$3.11
Maximum 12% or more CAGR above 2010 level	$1.05	$2.23	$3.54

As of April 19, 2010, the above-described LTIP Awards to Messrs. Duffy, Michaud and Senchak are the only awards that have been granted to our executives under the LTIP. We believe that the performance-based conditions established by the Compensation Committee regarding payment of the LTIP Awards are in accordance with Section 162(m) of the Code, and therefore that such payments (if any) will be fully deductible by us for federal income tax purposes.

Performance Goals Related to Determination of Cash Component of 2010 Year-End Performance Awards

In an effort to further enhance our pay-for-performance compensation structure, in February 2010 the Compensation Committee adopted resolutions providing that the payment of any 2010 year-end cash bonus to our named executive officers (the “2010 Cash Bonus”) would be conditioned upon our achievement of certain established performance goals. The performance goals applicable to receipt of a 2010 Cash Bonus were structured with the assistance of the Independent Compensation Consultant and Mercer. In accordance with such resolutions, in order for each of our named executive officers to be paid a 2010 Cash Bonus, our “Adjusted Pre-Tax Net Income” for fiscal 2010 must be positive. “Adjusted Pre-Tax Net Income” for this purpose is defined in the same manner as it is defined for the purpose of determining achievement of the performance goals applicable to receipt of the 2009 Year-End Stock Awards by the named executive officers, as described further under “Vesting Schedule and Performance Goals Related to 2009 Year-End Stock Awards” beginning on page 31.

In the event our 2010 Adjusted Pre-Tax Net Income is positive, each named executive officer would be entitled to a 2010 Cash Bonus in an amount equal to a percentage of our fiscal 2010 consolidated revenues as established by the Compensation Committee. The aggregate percentage of 2010 consolidated revenues available for payment of 2010 Cash Bonuses to all named executive officers is 2.90%. The amount of our 2010 consolidated revenues would be as set forth in a public report that is filed by us with the SEC prior to the determination of the 2010 Cash Bonus amounts. In the event the named executive officers are eligible for a 2010 Cash Bonus, such bonuses will be paid at the time that 2010 year-end bonuses are generally paid to our employees, which payments are expected to occur in the first quarter of 2011.

The Compensation Committee nevertheless retains discretion to reduce the amount of any or all of the 2010 Cash Bonuses of the named executive officers in order to limit our overall 2010 annual compensation expenses and to maintain a ratio of total compensation and benefits expense to annual revenue within our expected range. The calculation of our 2010 overall compensation expenses will exclude expenses related to the amortization of the IPO Stock Awards, as well as any other quantifiable non-GAAP adjustment to GAAP compensation and benefits expense for 2010 that is set forth in a public report filed by us with the SEC prior to the determination of the achievement of the 2010 Cash Bonus performance criteria. The performance-based conditions for receipt of any 2010 Cash Bonus were designed to comply with Section 162(m) of the Code regarding the deductibility of executive compensation.

Expected Performance Goals Related to Determination of Equity Component of 2010 Year-End Performance Awards

Similar to the LTIP Awards, the 2009 Year-End Stock Awards and any 2010 Cash Bonus, the Compensation Committee anticipates establishing performance goals in connection with any grant of a 2010 year-end restricted stock bonus to our named executive officers. Such performance goals, if established, would be determined on or about the time such year-end stock awards were granted to the executives, which would be expected to occur in the first quarter of 2011. If deemed to be advisable or necessary, the Compensation Committee would consult with outside compensation consultants in order to structure such performance goals.

Deductibility of Executive Compensation

The Compensation Committee reviews and considers the tax deductibility under Section 162(m) of the Code of executive compensation that is paid to (i) our chief executive officer or (ii) any one of our three highest paid officers other than the chief executive officer or chief financial officer. Section 162(m) provides that we may not deduct executive compensation in excess of a statutorily-designated amount unless certain conditions are met, including that the compensation qualifies as “performance-based” compensation. We believe that executive compensation paid under our management incentive plans and other compensation arrangements, including (i) any payments under the LTIP Awards, (ii) the receipt of the 2009 Year-End Stock Awards by the named executive officers and (iii) any receipt of a 2010 Cash Bonus by the named executive officers, are all in accordance with Section 162(m) and therefore are generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Christopher M. Condron, Chairman
Daniel M. Healy
James K. Schmidt

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for the years ended December 31, 2009, 2008 and 2007. Since the LTIP Awards to Messrs. Duffy, Michaud and Senchak were granted in February 2010 in respect of performance cycles beginning in fiscal 2010, no amounts related to such awards are included in the following table.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(3)	All Other Compensation(4)	Total
John G. Duffy, Chairman and Chief Executive Officer	2009	$325,000	$1,575,500	$784,627	$ 7,350	$2,692,477
	2008	$325,000	$1,333,500	$949,619	$ 9,689	$2,617,808
	2007	$325,000	$2,263,000	$524,999	$18,335	$3,131,334

Robert Giambrone, Chief Financial and Administrative Officer and Executive Vice President	2009	$290,000	$ 941,875	$467,040	$ 7,350	$1,706,265
	2008	$290,000	$ 793,750	$449,275	$ 9,689	$1,542,714
	2007	$288,750	$1,254,000	$262,499	$18,335	$1,823,584

Thomas B. Michaud, Vice Chairman and Chief Operating Officer	2009	$325,000	$1,575,500	$784,627	$ 7,350	$2,692,477
	2008	$325,000	$1,333,500	$949,619	$ 9,689	$2,617,808
	2007	$325,000	$2,263,000	$493,944	$18,335	$3,100,279

Andrew M. Senchak, Vice Chairman and President	2009	$325,000	$1,575,500	$784,627	$ 7,350	$2,692,477
	2008	$325,000	$1,333,500	$949,619	$ 9,689	$2,617,808
	2007	$325,000	$2,263,000	$524,999	$18,335	$3,131,334

Mitchell B. Kleinman, General Counsel, Corporate Secretary and Executive Vice President	2009	$285,000	$ 685,000	$336,269	$ 7,350	$1,313,619
	2008	$285,000	$ 571,500	$326,761	$ 9,689	$1,192,950
	2007	$275,000	$ 912,000	$187,491	$18,335	$1,392,826

(1)

The amounts in the “Bonus” column represent the cash component of each named executive officer’s year-end performance award, which were paid in February 2010, 2009 and 2008 with respect to the executive’s performance during the immediately preceding fiscal year. See “Determining Year-End Performance Awards” beginning on page 26.

(2)

The SEC recently amended its compensation rules to require the inclusion of the grant date fair value of stock awards and option awards granted during the year, as opposed to the previously required disclosure of amounts expensed during the year as stock-based compensation on our financial statements. Accordingly, the entries in the “Stock Awards” column for all three years reflects the aggregate grant date fair value of the restricted stock awards granted during the year as determined in accordance with Financial Accounting Standards Board’s Accounting Codification Topic 718 (formerly referred to as SFAS 123R) and differs from previous years’ proxy statement disclosure. The new rules do not permit inclusion in a given year of stock awards attributable to a particular year’s performance, as is the case for bonus amounts.

(3)

The 2008 Year-End Stock Awards, the 2007 Year-End Stock Awards and the 2006 Year-End Stock Awards, which were granted on February 6, 2009, February 1, 2008 and February 2, 2007, respectively, were not subject to any performance-based conditions but solely the lapsing of time-based vesting requirements. Therefore the entries in the “Stock Awards” column do not require a determination of the grant date fair value of such awards based on the probable outcome of any performance condition. Although the 2009 Year-End Stock Awards are subject to performance-based conditions, the grant date fair value of such awards is not included in this Summary Compensation Table since such awards were granted on February 5, 2010. The 2009 Stock Awards and the performance-based conditions related to such awards are further described under “Equity Component of 2009 Year-End Performance Awards” beginning on page 31.

(4)

The amounts shown in the “All Other Compensation” column reflect contributions allocated by us to each of the named executive officers in the Profit Sharing Plan. See “Determining Profit Sharing Plan Contributions” beginning on page 27.

2009 GRANTS OF PLAN-BASED AWARDS

The following table shows certain information regarding the 2008 Year-End Stock Awards granted in February 2009, which related to 2008 performance. The 2008 Year-End Stock Awards, which were granted under the 2006 Incentive Plan, were approved by the Compensation Committee on January 23, 2009. Since both the 2009 Year-End Stock Awards to the named executive officers and the LTIP Awards to Messrs. Duffy, Michaud and Senchak were granted subsequent to the end of the 2009 fiscal year, none of such awards are included in the following table. The amount of the annual cash bonus received by each named executive officer for performance during 2009 is shown in the “Summary Compensation Table” above.

		All Other Stock Awards:
	Grant	Number of	Grant Date Fair Value
Name	Date	Shares of Stock(1)	of Stock Awards(2)
John G. Duffy	02/06/09	40,320	$784,627
Robert Giambrone	02/06/09	24,000	$467,040
Thomas B. Michaud	02/06/09	40,320	$784,627
Andrew M. Senchak	02/06/09	40,320	$784,627
Mitchell B. Kleinman	02/06/09	17,280	$336,269

(1)

Reflects the shares granted to each of our named executive officers in connection with his 2008 Year-End Stock Award. To determine the number of shares granted, the Compensation Committee approved an aggregate dollar amount representing each person’s total 2008 year-end bonus, and directed that a percentage of such amount be in the form of restricted stock. The amount equal to that percentage was then divided by $19.0106, our weighted average stock price on the NYSE over the ten consecutive trading day period ending at the close of the market on February 6, 2009, which was the grant date of the awards (rounding down in order to eliminate fractional shares). The 2008 Year-End Stock Awards vest in equal one-third amounts on February 1st of 2010, 2011 and 2012, and are not subject to any performance-based conditions.

(2)

The fair value amounts reflect the 2008 Year-End Stock Awards granted on February 6, 2009 to each of our named executive officers, at a price per share equal to $19.46, the closing price of our common stock on the NYSE on the grant date.

With respect to fiscal 2009, the percentage of total compensation represented by salary and cash bonus, as reported in the “Summary Compensation Table” set forth on page 36, for each of the named executive officers was: 70.59% for Mr. Duffy, 72.20% for Mr. Giambrone, 70.59% for Mr. Michaud, 70.59% for Mr. Senchak and 73.84% for Mr. Kleinman.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of December 31, 2009. We have not granted to any of our named executive officers any stock options or similar derivative instruments.

	Number of	Market Value of
	Shares of Stock	Shares of Stock
Name	That Have Not Vested(1)	That Have Not Vested(2)
John G. Duffy	78,147	$2,138,102
Robert Giambrone	57,324	$1,568,385
Thomas B. Michaud	77,801	$2,128,635
Andrew M. Senchak	78,147	$2,138,102
Mitchell B. Kleinman	41,932	$1,147,260

(1)

The amounts in this column reflect the shares granted pursuant to the 2006 Incentive Plan that had not vested as of December 31, 2009, which consist of (i) the 2008 Year-End Stock Awards, (ii) the unvested portion of the 2007 Year-End Stock Awards (two-thirds of such awards remained unvested after February 1, 2009) (iii) the unvested portion of the 2006 Year-End Stock Awards (one-third of such awards remained unvested after February 1, 2009) and (iv) the unvested portion of the IPO Stock Awards (forty percent of such awards remained unvested after November 8, 2009). No other types of unvested equity awards were outstanding as of the end of the 2009 fiscal year. The awards will vest as described in each individual’s related restricted stock agreements. The terms of these restricted stock awards are described further under “Equity-Based Awards” beginning on page 22. Since the amounts above are determined as of December 31, 2009, they do not include the 2009 Year-End Stock Awards and do not exclude the portions of the 2006 Year-End Stock Awards, the 2007 Year-End Stock Awards and the 2008 Year-End Stock Awards that vested in February 2010.

(2)

The market value has been calculated by multiplying the number of shares awarded by the $27.36 closing price of our common stock on the NYSE on December 31, 2009 (the last trading day of 2009). For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.

OPTION EXERCISES AND STOCK VESTED FOR 2009 FISCAL YEAR

The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended December 31, 2009 for each of the named executive officers. Since we have not granted any stock options or similar derivative instruments to any of our named executive officers, the table does not include any information regarding stock options that were exercised.

	Number of	Value of
	Shares of Stock	Shares of Stock
Name	Acquired on Vesting(1)	Realized on Vesting
John G. Duffy	5,861(2)	$110,070(2)
	10,983(3)	$206,261(3)
	8,750(4)	$247,100(4)

Robert Giambrone	2,930(2)	$ 55,025(2)
	5,196(3)	$ 97,581(3)
	17,500(4)	$494,200(4)

Thomas B. Michaud	5,514(2)	$103,553(2)
	10,983(3)	$206,261(3)
	8,750(4)	$247,100(4)

Andrew M. Senchak	5,861(2)	$110,070(2)
	10,983(3)	$206,261(3)
	8,750(4)	$247,100(4)

Mitchell B. Kleinman	2,093(2)	$ 39,307(2)
	3,779(3)	$ 70,970(3)
	13,125(4)	$370,650(4)

(1)

The amounts in this column reflect the shares that were granted pursuant to the 2006 Incentive Plan that vested during the fiscal year ended December 31, 2009, consisting of one-third of the total 2006 Year-End Stock Awards, one-third of the total 2007 Stock Awards and 35% of the total IPO Stock Awards. Since the amounts are determined solely with respect to the year ended December 31, 2009, they do not include the portions of the 2006 Year-End Stock Awards, the 2007 Year-End Stock Awards and the 2008 Year-End Stock Awards that vested in February 2010. The amounts shown do not reflect any reduction for shares that may have been withheld from an executive in order to fund applicable withholding taxes as a result of the vesting event.

(2)

Represents the one-third portion of such person’s 2006 Year-End Stock Awards that vested on February 1, 2009. The value realized was calculated by multiplying the number of shares vested by $18.78, which was the closing price of our common stock on the NYSE on January 30, 2009, the last trading day prior to the date of vesting.

(3)

Represents the one-third portion of such person’s 2007 Year-End Stock Awards that vested on February 1, 2009. The value realized was calculated by multiplying the number of shares vested by $18.78, which was the closing price of our common stock on the NYSE on January 30, 2009, the last trading day prior to the date of vesting.

(4)

Represents the 35% of such person’s IPO Stock Awards that vested on November 8, 2009. The value realized was calculated by multiplying the number of shares vested by $28.24, which was the closing price of our common stock on the NYSE on November 6, 2009, the last trading day prior to the date of vesting.

AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

The Executive Agreements Generally

The Employment Agreements

We entered into each of the Employment Agreements with Messrs. Duffy, Michaud and Senchak on February 1, 2010. The Employment Agreements, and the Company’s entry into such agreements, were approved pursuant to resolutions duly adopted by the Compensation Committee. The Employment Agreements were structured, negotiated and prepared with the assistance of outside counsel as well as outside compensation consultants, including the Independent Compensation Consultant, all of which advised the Compensation Committee as to the terms and scope of such agreements.

Each Employment Agreement is for an initial term of three years beginning February 1, 2010 (the “Employment Agreement Effective Date”). However, on each anniversary of the Employment Agreement Effective Date, the term is automatically extended by one year, unless the Company or the Executive gives notice of its or his desire not to extend the term at least 30 days prior to such anniversary. During the term of the Employment Agreements, Mr. Duffy will serve as our Chairman and Chief Executive Officer, Mr. Michaud will serve as our Vice Chairman and Chief Operating Officer and Mr. Senchak will serve as our Vice Chairman and President. In addition, each of the Employment Agreements provides that we will cause the Executive to be nominated for election and re-election to the Board during the term of the agreement.

Pursuant to the Employment Agreements, each of Messrs. Duffy, Michaud and Senchak initially will receive an annual base salary at least equal to their 2010 annual base salary, which is $400,000 for each Executive. The Employment Agreements also provide that each Executive is eligible to receive an annual bonus under the terms of the Bonus Plan or the 2009 Incentive Plan, subject to any terms and conditions that may be established by the Compensation Committee. Additional compensation and benefits to which each Executive is entitled under the Employment Agreements include but are not limited to (i) indemnification by us (including the advancement of expenses to defend any proceeding that is encompassed by such indemnification), (ii) coverage under our director and officer liability insurance policy, (iii) the ability to participate in the same benefit plans and to receive the same benefits as our other senior executives, and (iv) payment by us of legal fees and expenses incurred by the Executive in connection with the review and negotiation of, or the enforcement of, his Employment Agreement or otherwise involving any provision of such agreement.

The Change of Control Agreements

We entered into the Change of Control Agreements with Messrs. Kleinman and Giambrone on February 1, 2008, which agreements were amended and restated as of December 31, 2008 in order to comply with certain requirements of Section 409A of the Code. The Change of Control Agreements were structured, negotiated and prepared with the assistance of outside counsel as well as outside compensation consultants, including the Independent Compensation Consultant, all of which advised the Compensation Committee as to the terms and scope of such agreements. We refer to the Employment Agreements and the Change of Control Agreements together as the “Executive Agreements” and the named executive officers subject to the Executive Agreements as the “Executives.”

Each Change of Control Agreement is for an initial term of three years beginning on December 31, 2008. However, on each anniversary of that date beginning with December 31, 2009, the term is automatically extended by one year, unless we elect not to have the term extended. The Compensation Committee has determined that the term of the Change of Control Agreements would not be extended beyond its current expiration date of December 31, 2012.

If no “change of control” (as defined in the Change of Control Agreements and summarized below) occurs during the term of the Change of Control Agreements, the terms and conditions of the Executive’s employment with us remain unaffected by these agreements.  If a change of control does occur during the term of the Change of Control Agreements, and the Executive’s employment has not terminated prior to the date of such change of control, then, on that date, these agreements automatically convert into employment agreements with a three-year term commencing upon such date (the “Effective Date”).  However, if the Executive’s employment is terminated prior to the date of a change of control, and the Executive reasonably demonstrates that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a change of control or (ii) otherwise arose in connection with or anticipation of a change of control, then the “Effective Date” becomes the date immediately prior to the date of such termination.

While the Executive is employed during the three-year term following the Effective Date, he will be entitled to, among other things, (i) the continued position, authority, duties and responsibilities commensurate with the most significant of those he held during the 120 day period prior to the change of control, (ii) an annual base salary that is not reduced below an annual rate equal to 12 times the highest monthly base salary paid in the 12-month period prior to the change of control and (iii) an annual bonus at least equal to the highest bonus earned under the annual incentive plan as in effect from time to time, or any comparable bonus under any predecessor or successor plan, for the 3 years prior to the change of control (such bonus is referred to as the “Highest Pre-Effective Date Bonus”).

Generally, for purposes of the Change of Control Agreements, a “change of control” occurs:

•                  if any person becomes the owner of 20% or more of our common stock or voting securities (other than stock or securities acquired (i) directly from, or by, us, (ii) by an employee benefit plan of ours or of our affiliates, or (iii) in a transaction described in clauses (i), (ii) and (iii) of the second-to-last bullet point below),

•                  if there occurs the replacement of a majority of the members of the Board in place as of the date of the Change of Control Agreements, other than in specific circumstances,

•                  upon consummation of a reorganization, merger, exchange, consolidation or similar transaction of us or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of another company’s assets or stock by us or any of our subsidiaries, other than a transaction that would result in (i) all or substantially all of the owners of our outstanding common stock and voting securities immediately prior to the transaction continuing to own more than 50% of the common stock (or its equivalent) and voting power of the entity resulting from that transaction in substantially the same proportions as their pre-transaction ownership, (ii) no person (other than any corporation resulting from that transaction or any employee benefit plan of us or of such resulting corporation) owning 20% or more of the common stock or voting power of voting securities of that corporation (excluding pre-transaction ownership) and (iii) the members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that transaction constituting at least a majority of the members of the board of directors (or its equivalent) of the entity resulting from that transaction, or

•                  our stockholders approve a complete liquidation or dissolution of us.

We have agreed to pay as incurred, to the full extent permitted by law, all legal fees and expenses the Executive reasonably incurs as a result of any contest of the validity or enforceability of, or liability under, the Change of Control Agreement or otherwise relating to the Executive’s employment, or termination from employment, with us.

Termination and Change of Control Provisions in the Executive Agreements

Termination by the Company for Cause or by the Executive Without Good Reason

At any time under the Employment Agreements, or within three years following the Effective Date under the Change of Control Agreements, if the Executive voluntarily terminates employment without “good reason” (as defined in the agreements), we will be required to pay to the Executive the following to the extent not already paid, which are referred to as the “Accrued Obligations”: (i) his annual base salary and accrued vacation pay through the termination date, (ii) his annual bonus for the fiscal year preceding the fiscal year in which the termination occurred and (iii) unreimbursed business expenses through the termination date.  In addition, we will be required to pay or provide any amounts or benefits to which the Executive is entitled in accordance with any plan, program, policy, practice or agreement of ours, including any deferred base salary or annual bonus, which are referred to as “Other Benefits.”

Under the Employment Agreements, if the Executive is terminated for “cause” (as defined in such agreements), he will similarly be entitled to the Accrued Obligations and Other Benefits to the extent not already paid.  However, under the Change of Control Agreements, if within three years following the Effective Date the Executive is terminated for “cause” (as defined in such agreements), he will only be entitled to his annual base salary and accrued vacation pay through the termination date, along with the payment or delivery of Other Benefits, all to the extent not already paid.

Termination due to Disability or Death

Under the Employment Agreements, in the event of a termination of employment due to “disability” (as defined in such agreements) or death, the Executive or his legal representatives will be entitled to receive (i) the Accrued Obligations and Other Benefits and (ii) a pro-rata annual bonus (such bonus is referred to as the “Pro-Rata Employment Agreement Bonus”), based on the highest annual bonus earned in the three years prior to the date of termination (such bonus is referred to as the “Highest Employment Agreement Bonus”). In the event of termination due to disability, Other Benefits which the Executive will be entitled to receive include (i) continued base salary (less any short-term disability benefits) until the Executive is eligible for long-term disability benefits and (ii) the disability and other benefits as in effect at any time after the effective date of the Executive’s termination that are generally available to our similarly situated executives. In the event of termination due to death, the Executive’s legal representatives are entitled to receive as Other Benefits the death benefits as in effect on the date of the Executive’s death with respect to our similarly situated executives and their beneficiaries.

Under the Change of Control Agreements, in the event, within three years after the Effective Date, of a termination of employment due to “disability” (as defined in such agreements) or death, the Executive or his estate or beneficiaries will be entitled only to the Accrued Obligations and Other Benefits. In the event of termination due to disability, such “Other Benefits” which the Executive will be entitled to receive will include disability and other benefits at least equal to the most favorable of those generally provided under our disability plans as in effect generally for our other peer executives at any time during the 120-day period immediately preceding the Effective Date, or, if more favorable, at any time thereafter. In the event of termination due to death, the Executive’s estate and/or beneficiaries are entitled to receive death benefits at least equal to the most favorable of those under our death benefit plans as in effect with respect to our peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or beneficiaries, as in effect on the date of the Executive’s death.

However, under the Change of Control Agreements, if the Executive could have resigned for “good reason” (as defined in the agreements) on or before the date of death or disability but failed to do so, he will be entitled as a result of his death or disability to receive all amounts payable to him as if he had resigned for good reason. Payments to which the Executive would be entitled under the Change of Control Agreements due to a resignation for good reason are described below under “Termination by the Company Without Cause or by the Executive for Good Reason.”

Under the Executive Agreements, “disability” generally means the Executive’s absence from his duties with us on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by us and acceptable to the Executive.

Termination by the Company Without Cause or by the Executive for Good Reason

If, under the Employment Agreements, or within three years after the Effective Date under the Change of Control Agreements, the Executive’s employment is terminated by us (other than a termination for “cause,” death or “disability”) or the Executive terminates employment for “good reason,” the Executive will be entitled to a lump-sum cash payment equal to:

•                  the then-Accrued Obligations,

•                  in the case of the Employment Agreements only, the Pro-Rata Employment Agreement Bonus (provided however that, unless the Pro-Rata Employment Agreement Bonus is payable upon a “change in control” as defined in the 2009 Incentive Plan, its payment will be conditioned upon the achievement of any performance goals applicable to the Executive’s annual bonus for the fiscal year that included the date of termination),

•                  in the case of the Change of Control Agreements only, a pro-rata bonus amount that is based on the higher of (i) the annual bonus for the preceding fiscal year (the “Recent Annual Bonus”) and (ii) the Highest Pre-Effective Date Bonus, and

•                  3 times (in the case of the Employment Agreements) or 2.5 times (in the case of the Change of Control Agreements) the sum of:

•                  the Executive’s base salary, plus

•                  in the case of the Employment Agreements only, the Highest Employment Agreement Bonus, plus

•                  in the case of the Change of Control Agreements only, the higher of the Recent Annual Bonus and the Highest Pre-Effective Date Bonus, plus

•                  the amount of our contribution to the Profit Sharing Plan on behalf of the Executive for the year prior to the date of termination.

Upon any such termination, the Executive and his family will also be entitled to receive welfare benefit coverage (including medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance), at least equal to, and at the same after-tax cost to the Executive as, those that would have been provided if the Executive had continued to be employed by us, for up to three years in the case of the Employment Agreements, and up to eighteen months in the case of the Change of Control Agreements. The Executive will also be entitled to the Other Benefits and, solely in the case of the Employment

Agreements, full accelerated vesting of any then-outstanding stock options. As a condition of receiving any such payments or benefits to which the Executive would otherwise be entitled under the Executive Agreements upon termination, the Executive is required to execute a general release of us and our affiliates.

Generally, for purposes of the Executive Agreements, “cause” exists for the Executive’s:

•                  willful and continued failure substantially to perform the Executive’s duties (other than as a result of physical or mental illness or injury), after written demand for substantial performance,

•                  gross misconduct and, in the case of the Change of Control Agreements only, illegal conduct, that, in any case, is willful and results in material and demonstrable damage to our business or reputation, or

•                  conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony.

Generally, for purposes of the Executive Agreements, “good reason” exists if (without the Executive’s consent, in the case of the Employment Agreements):

•                  solely in the case of the Change of Control Agreements, the Executive is assigned duties materially inconsistent with the Executive’s position, authority, duties or responsibilities, or there is a material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of us ceasing to be a publicly traded entity),

•                  solely in the case of the Employment Agreements, the Executive is assigned duties inconsistent with his job description, the Executive’s reporting obligations are changed or we take any action that results in a diminution in the Executive’s position, titles, authority, duties or responsibilities,

•                  solely in the case of the Employment Agreements, the Executive is not nominated for election and re-election to the Board,

•                  we fail to pay or provide, as may be required by the Executive Agreements, any of the Executive’s (i) base salary, annual bonus and other benefits, (ii) reimbursement of expenses, (iii) office and staff or (iv) indemnification (and if applicable, advancement) and directors’ and officers’ liability insurance,

•                  we require that the Executive render his services primarily at a location other than the one described in his Executive Agreement,

•                  we purport to terminate the Executive’s employment otherwise than as permitted by his Executive Agreement, or

•                  we fail to require any successor by us to assume expressly and agree to perform his Executive Agreement.

Under the Change of Control Agreements, the Executive’s employment will not be deemed to have been terminated by the Executive for “good reason” if we remedy such circumstance within 30 days after notice thereof from the Executive. Under the Employment Agreements, the circumstances described in the second, third and fourth bullet points above will not constitute “good reason” if (i) the actions that gave rise to such circumstances were isolated, insubstantial, inadvertent and not taken in bad faith and (ii) such circumstances are remedied promptly after notice thereof from the Executive.

Change of Control Payment Excise Taxes

The Employment Agreements do not entitle the Executives to a “gross-up” payment from us in order to make the Executive whole for any federal excise tax imposed upon him under Section 4999 of the Code as a result of any change of control payments or benefits received or to be received by him in connection with his employment with us (or termination thereof).  Instead, the Executive receives whichever of the following is more favorable to him on a net after-tax basis:  (i) his change in control payments reduced to the extent necessary so that none of those payments are subject to excise tax or (ii) the full amount of such change in control payments, which is subject to the excise tax.

Under the Change of Control Agreements, each of the Executives are entitled to a “gross-up” payment to make him whole for any federal excise tax imposed under Section 4999 of the Code on change of control payments or benefits received by him, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise tax, in which case the payments and benefits will be reduced to such maximum amount.

Restrictive Covenants

Each of the Executive Agreements contains restrictive covenants prohibiting the Executive from disclosing confidential information obtained while employed by us. In addition, the Employment Agreements contain additional restrictive covenants prohibiting the Executive from competing with us and soliciting our clients for a period of six months after termination. In addition, the Executive is prohibited from soliciting our employees for twelve months after termination, other than any general employment solicitation that is not directed at our employees.

Other Termination and Change of Control Provisions

The IPO Stock Awards, the 2007 Year-End Stock Awards and the 2008 Year-End Stock Awards were issued pursuant to the 2006 Incentive Plan, and the 2009 Year-End Stock Awards were issued pursuant to the 2009 Incentive Plan. Each such award is governed by a restricted stock award agreement entered into between us and the individual award recipient. Pursuant to such award agreements and the incentive plan under which such awards were granted, the vesting of such restricted stock will accelerate upon death, “permanent disability” or a “change of control” (as defined in the respective incentive plans). Any unvested shares shall be forfeited on certain employment termination events, including both voluntary termination by the Executive with or without good reason and termination by us with or without “cause” (as defined in the respective incentive plans), but excluding retirement (subject to satisfaction of certain conditions precedent).

The vesting schedules for each of the IPO Stock Awards, the 2007 Year-End Stock Awards and the 2008 Year-End Stock Awards are described under “Equity-Based Awards” beginning on page 22. The vesting schedule for the 2009 Year-End Stock Awards, as well as the performance-based conditions related to receipt of such awards, are described under “Vesting Schedule and Performance Goals Related to 2009 Year-End Stock Awards” beginning on page 31.

The LTIP governing the LTIP Awards granted in February 2010 to each of Messrs. Duffy, Michaud and Senchak generally provides that an LTIP Award recipient will not be entitled to any payment of an LTIP Award with respect to any performance cycle that ends after his termination. However, under the LTIP in the event of (i) termination by us without “cause,” (ii) termination by the executive for “good reason” or (iii) the executive’s death, “disability,” or “retirement,” (as each such term is defined in the 2009 Incentive Plan), such executive will be entitled to payment of a pro-rata portion (based on the portion of such performance cycle that such executive was actively employed by us) of his LTIP Award with respect to such performance cycle, provided the performance goals with respect to such performance cycle were achieved. Any such pro-rata payment under an LTIP Award will be made at the end of such performance cycle and will be made in accordance with the provisions of the LTIP and the LTIP Award Letter. The terms of the LTIP Awards to each of Messrs. Duffy, Michaud and Senchak are described under “LTIP Awards Payable With Respect to 2010” beginning on page 34.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Termination and Change of Control Payments for Messrs. Duffy, Michaud and Senchak

The following tables describe the estimated potential payments upon termination of employment or a change of control of us that would be payable to each of Messrs. Duffy, Michaud and Senchak, assuming that the termination or change of control occurred on December 31, 2009 and that the Employment Agreements were in effect on such date. The actual amounts to be paid can only be determined at the time of such Executive’s separation from the Company. The footnotes for all three of the tables set forth below are included after the third table.

Since the Employment Agreements were entered into in February 2010, Messrs. Duffy, Michaud and Senchak would not have been entitled to any payments under these agreements if a termination or change of control had occurred during fiscal 2009. However, since the Expired Employment Agreements were in effect during such time, these Executives would have been entitled to payments under such expired agreements. Circumstances under which the Employment Agreements and the Expired Employment Agreements would have generated different payments in the event of a termination or change of control on December 31, 2009 are described in the footnotes to the tables.

Payments for John G. Duffy

				Termination
	Termination			for Good Reason
	Without	Termination	Termination for	or Without Cause	Change of Control
	Good Reason	Due to Death	Good Reason or	in Connection with a	Without
	or for Cause	or Disability	Without Cause	Change of Control	Termination
Cash Severance — Base(1)	$ 0	$ 0	$ 975,000	$ 975,000	$ 0
Cash Severance — Bonus	0	0	10,540,625	10,540,625	0
2009 Pro-rata Bonus(2)	0	3,513,542	3,513,542	3,513,542	0
Equity Value(3)	0	2,138,102	0	2,138,102	2,138,102
Health/Welfare Benefits	0	0	32,329	32,329	0
Company Profit Sharing Contribution	0	0	29,066	29,066	0
Gross-up on Excise Taxes	n/a	n/a	n/a	n/a(4)	n/a
Total	$ 0	$5,651,644	$15,090,562	$17,228,664	$2,138,102

Payments for Thomas B. Michaud

				Termination
	Termination			for Good Reason
	Without	Termination	Termination for	Or Without Cause	Change of Control
	Good Reason	Due to Death	Good Reason or	in Connection with a	Without
	or for Cause	or Disability	Without Cause	Change of Control	Termination
Cash Severance — Base(1)	$ 0	$ 0	$ 975,000	$ 975,000	$ 0
Cash Severance — Bonus	0	0	10,519,625	10,519,625	0
2009 Pro-rata Bonus(2)	0	3,506,542	3,506,542	3,506,542	0
Equity Value(3)	0	2,128,635	0	2,128,635	2,128,635
Health/Welfare Benefits	0	0	48,008	48,008	0
Company Profit Sharing Contribution	0	0	29,066	29,066	0
Gross-up on Excise Taxes	n/a	n/a	n/a	n/a(4)	n/a
Total	$ 0	$5,635,177	$15,078,241	$17,206,876	$2,128,635

Payments for Andrew M. Senchak

				Termination
	Termination			for Good Reason
	Without	Termination	Termination for	Or Without Cause	Change of Control
	Good Reason	Due to Death	Good Reason or	in Connection with a	Without
	or for Cause	or Disability	Without Cause	Change of Control	Termination
Cash Severance — Base(1)	$ 0	$ 0	$ 975,000	$ 975,000	$ 0
Cash Severance — Bonus	0	0	10,540,625	10,540,625	0
2009 Pro-rata Bonus(2)	0	3,513,542	3,513,542	3,513,542	0
Equity Value(3)	0	2,138,102	0	2,138,102	2,138,102
Health/Welfare Benefits	0	0	32,329	32,329	0
Company Profit Sharing Contribution	0	0	29,066	29,066	0
Gross-up on Excise Taxes	n/a	n/a	n/a	n/a(4)	n/a
Total	$ 0	$5,651,644	$15,090,562	$17,228,664	$2,138,102

(1)

Amounts shown utilize the Executives’ 2009 base salary, which was $325,000 for each person, since these tables assume a termination or change of control on December 31, 2009. Under the Employment Agreements, the Executives are entitled to a minimum base salary at least equal to their 2010 base salary, which effective February 2010 is $400,000 for each person.

(2)

Because amounts in the table are determined as of December 31, 2009, the 2009 Pro-rata Bonus reflects a bonus for the entire 2009 fiscal year. Year-end bonuses are generally paid in the first quarter of the following year. Amounts shown also assume the satisfaction of any provisions of the Employment Agreements requiring the achievement of any performance goals applicable to payment of such bonus.

(3)

The amounts shown in this row are derived from the vesting provisions of the agreements relating to the restricted stock awards that were unvested as of December 31, 2009. The amounts shown assume vesting of such awards as of December 31, 2009 at the year-end closing price on the NYSE of $27.36 (the last trading day of 2009), and do not include any stock awards that had already vested as of such date. Since the amounts shown are determined as of December 31, 2009, they do not include the unvested 2009 Year-End Stock Awards that were granted in February 2010 and do not exclude the portions of the 2006 Year-End Stock Awards, the 2007 Year-End Stock Awards and the 2008 Year-End Stock Awards that vested in February 2010.

(4)

Under the Employment Agreements, the Executives are not entitled to any gross-up payments. Under the Expired Employment Agreements, on December 31, 2009 the Executives would have been entitled to gross-up payments upon the occurrence of the events described in the heading of this column, in the following amounts: $7,940,408 for Mr. Duffy, $7,100,619 for Mr. Michaud and $7,070,679 for Mr. Senchak. These calculations of gross-up amounts are based upon an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate applicable to the individual Executive. For purposes of these calculations, it was assumed that no amounts were discounted as attributable to reasonable compensation and no value was attributed to, with respect to the Expired Employment Agreements, the Executive’s non-competition covenants.

Potential Termination and Change of Control Payments for Messrs. Giambrone and Kleinman

The following tables describe the estimated potential payments upon a change of control of us, both with and without a subsequent termination of employment, that would be payable to each of Messrs. Giambrone and Kleinman, assuming that the change of control, and if applicable the termination, occurred on December 31, 2009, which would result in the occurrence of an Effective Date. The actual amounts to be paid can only be determined at the time of such Executive’s separation from the Company. The footnotes for both of the tables set forth below are included after the second table.

Payments for Robert Giambrone

	Termination
	Without	Termination	Termination	Change of Control
	Good Reason	Due to Death	For Good Reason	Without
	or for Cause	or Disability(1)(2)	or Without Cause	Termination(1)
Cash Severance — Base	$ 0	$ 0	$ 725,000	$ 0
Cash Severance — Bonus	0	0	4,419,881	0
2009 Pro-rata Bonus(3)	0	0	1,767,952	0
Equity Value(4)	0	1,568,385	1,568,385	1,568,385
Health/Welfare Benefits	0	0	23,984	0
Company Profit Sharing Contribution	0	0	24,222	0
Gross-up on Excise Taxes(5)	0	0	3,394,866	0
Total	$ 0	$1,568,385	$11,924,290	$1,568,385

Payments for Mitchell B. Kleinman

	Termination
	Without	Termination	Termination	Change of Control
	Good Reason	Due to Death	For Good Reason	Without
	or for Cause	or Disability(1)(2)	or Without Cause	Termination(1)
Cash Severance — Base	$ 0	$ 0	$ 712,500	$ 0
Cash Severance — Bonus	0	0	3,164,550	0
2009 Pro-rata Bonus(3)	0	0	1,265,820	0
Equity Value(4)	0	1,147,260	1,147,260	1,147,260
Health/Welfare Benefits	0	0	23,974	0
Company Profit Sharing Contribution	0	0	24,222	0
Gross-up on Excise Taxes(5)	0	0	2,448,971	0
Total	$ 0	$1,147,260	$8,787,297	$1,147,260

(1)	The amounts shown in this column are derived from the vesting provisions of the agreements relating to the restricted stock awards that were unvested as of December 31, 2009.

(2)

The amounts shown in this column assume that the Executive could not have resigned for “good reason” on or before the date of death or disability. If (i) the Effective Date preceded the date of death or disability and (ii) the Executive could have resigned for good reason on or before the date of death or disability but failed to do so, he would be entitled to all amounts set forth in column three under the heading “Termination for Good Reason or Without Cause.”

(3)

Because amounts in the table are determined as of December 31, 2009, the 2009 Pro-rata Bonus reflects a bonus for the entire 2009 fiscal year. Year-end bonuses are generally paid in the first quarter of the following year.

(4)

The amounts shown in this row assume vesting of restricted stock as of December 31, 2009 at the year-end closing price on the NYSE of $27.36 (the last trading day of 2009), and do not include any stock awards that had already vested as of December 31, 2009. Since the amounts shown are determined as of December 31, 2009, they do not include the unvested 2009 Year-End Stock Awards that were granted in February 2010 and do not exclude the portions of the 2006 Year-End Stock Awards, the 2007 Year-End Stock Awards and the 2008 Year-End Stock Awards that vested in February 2010.

(5)

The calculation of the gross-up amount is based upon an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate applicable to the individual Executive. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value is attributed to non-competition covenants, as the Change of Control Agreements do not contain any such covenants.

DIRECTOR COMPENSATION

We use a combination of annual cash and stock-based compensation to attract and retain qualified independent directors to serve on the Board. In setting director compensation, the Compensation Committee and the Board consider the significant amount of time that directors expend in fulfilling their duties to our Company and our stockholders, as well as the skill-level we demand of Board members. Directors who are also our employees receive no additional compensation for their service as directors. The annual compensation policy for non-employee directors is unchanged from last year and was approved by the Board in February 2010 at the recommendation of the Compensation Committee.

Cash Compensation Paid to Non-Employee Directors

Board members who are not our employees are entitled to receive an annual cash retainer of $50,000, payable in equal quarterly installments of $12,500. The Audit Committee chairman is entitled to additional cash compensation of $25,000 per year, payable in equal quarterly installments of $6,250. The Compensation Committee chairman is entitled to additional compensation of $15,000 per year, payable in equal quarterly installments of $3,750. We also reimburse directors for out-of-pocket travel costs and other expenses incurred in connection with Board service and attendance at Board and committee meetings.

Stock Compensation Paid to Non-Employee Directors

Board members who are not our employees are entitled to receive, in arrears, $50,000 in annual restricted stock awards. Such grants are payable on or about the time of payment of year-end stock bonuses that have been awarded to our employees, which is generally in the first quarter of the following fiscal year, and vest on the same terms as year-end stock awards to our employees generally.

Non-Employee Director Stock Ownership Guidelines

The Board has approved stock ownership guidelines for our non-employee directors. Non-employee directors must own shares of our common stock equal in value to five times the annual cash compensation that they receive for their services in such capacity. Such target does not include any cash compensation received for services as a chairperson or member of any Board committees.

All non-employee directors that became subject to the guidelines at the time of their adoption in 2007 (which includes all of the current non-employee directors), must be in compliance within five years of January 1, 2008. Directors that fail to meet these guidelines will receive all further compensation for their director services in the form of restricted stock until the target multiple is reached. The Compensation Committee, in the first quarter of 2010, reaffirmed the non-employee director stock ownership guidelines in their existing form. Our employee directors are subject to different guidelines, which are described under “Executive Stock Ownership Guidelines” beginning on page 21.

Director Compensation Table

The table below sets forth the compensation paid by us to non-employee directors with respect to the fiscal year ended December 31, 2009.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Daniel M. Healy	$75,000(3)	$50,000	$125,000
Christopher M. Condron	$65,000(4)	$50,000	$115,000
James K. Schmidt	$50,000	$50,000	$100,000
Michael J. Zimmerman	$50,000	$50,000	$100,000

(1)

John G. Duffy, Thomas B. Michaud and Andrew M. Senchak are not included in this table as they are employee directors of us and thus receive no additional compensation for their services as directors. The compensation received by Messrs. Duffy, Michaud and Senchak as our employees are shown in the “Summary Compensation Table” on page 36.

(2)

The actual number of shares to be issued in connection with these awards was calculated by dividing the aggregate dollar amount of the stock award by $26.4188, the weighted average price of our common stock on the NYSE over a ten consecutive trading day period ending at the close of the market on February 5, 2010, the grant date for such stock awards.

(3)	Includes compensation in connection with service as chairman of the Audit Committee.

(4)	Includes compensation in connection with service as chairman of the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

To minimize actual and perceived conflicts of interest, the Board has delegated to the Audit Committee the authority to review any Company transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following “related parties” has or will have a direct or indirect material interest in the transaction:

•                  our executive officers or directors (including nominees),

•                  our 5% or greater stockholders, and

•                  a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law or individual (other than a tenant or employee) sharing the household of any of the foregoing persons.

These transactions are considered “related party transactions” and the Audit Committee has adopted a written policy (referred to as the “Related Party Review Policy”) governing such transactions. Unless exempted from the Related Party Review Policy as described below, a related party transaction must be approved or ratified by the Audit Committee unless the committee determines that such transaction must be considered by all disinterested Board members, in which case such transaction will be approved or ratified by the vote of a majority of such disinterested directors.

In considering whether to approve or ratify any related party transaction, the Audit Committee, or disinterested members of the Board, as the case may be (the “Reviewing Directors”), shall consider all relevant factors, including but not limited to:

•                  the size of the transaction and the amount payable to the related party,

•                  the nature of the interest of the related party in the transaction,

•                  whether the transaction may involve a conflict of interest, and

•                  whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

The Reviewing Directors will review related party transactions at regularly scheduled meetings of the Audit Committee or the Board, as the case may be, unless it is advisable for an interim meeting to be called for such purpose. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the SEC are exempted from the definition of “related party transactions” under the Related Party Review Policy, and therefore do not require review and approval by the Audit Committee.

Relationships with Our Directors and Executive Officers

In addition to the Executive Agreements between us and each of the named executive officers that are currently in effect, which are described under “Agreements with the Named Executive Officers” beginning on page 39, certain relationships between the Company and our directors or executive officers are described below.

Securities Trading and Investments by Employees

From time to time, our directors, officers and other employees may buy or sell securities to or from Keefe as principal or through Keefe as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e. commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly situated non-employee customers. In addition, through our clearing broker we provide margin credit for employees, while we have generally not provided such credit to customers.

From time to time, and subject to our policies requiring prior satisfaction of customer orders, certain employees are permitted to make investments for their own account in securities which we are also placing with customers or in which we are also making an investment as principal. With the exception of allowing employees to make such investments net of any sales commissions or similar fees due us, such investments are made on terms no more favorable to the employee than those relating to the investments of our customers.

Our employees, including the named executive officers, are subject to trading restrictions on our common stock. These restrictions are generally included in the Stockholders’ Agreement described below, in bonus grant agreements signed by individual employees and in our Company-wide employee trading policy.  Under this trading policy, employees may trade our common stock only during certain “window” periods throughout the year, which generally open on the second trading day following a quarterly public earnings release and close immediately after completion of the second month of a fiscal quarter, subject to adjustment by senior management if an adjustment is deemed to be necessary or advisable. Furthermore, this policy prohibits employees from hedging or shorting our stock, due to a concern that such actions may be perceived as creating an economic interest in a negative price performance. Employees are also required to hold stock positions in financial services companies (including our stock) for a minimum of 30 days.  Certain of these trading restrictions may be waived in limited circumstances.

Firm Employees

Brian Duffy, the son of John Duffy, our Chairman and Chief Executive Officer, is a full-time employee of Keefe. For 2009, he was paid aggregate compensation of approximately $129,000, which includes 2009 base salary as well as the year-end bonus and Company Profit Sharing Plan contribution in respect of fiscal 2009. He was also a participant in the various benefit and insurance programs made available by us to all eligible employees. He was paid based on his performance against the same metrics used to assess the performance of similarly-situated employees, and his compensation was commensurate with that of other departmental employees that had comparable levels of seniority and responsibility.

Amended and Restated Stockholders’ Agreement

At the time of completion of the IPO, employees deemed to be “covered stockholders,” (defined to be any employees holding a title at or above the level of “Principal”) entered into the Stockholders’ Agreement, relating to the ownership and disposition of any shares of our common stock owned by them. Pursuant to the Stockholders’ Agreement, shares held by covered stockholders are subject to limitations on disposition until the five year anniversary of the IPO, which limitations may be waived by the Board or will be removed upon retirement, death or disability in accordance with the agreement. Prior to November 8, 2008, the second anniversary of the IPO, each covered stockholder was not permitted to dispose of any shares. On or after such date, the Stockholders’ Agreement permits each covered stockholder to dispose of his or her shares as follows:

•                  on or after the second anniversary, each covered stockholder may dispose of up to 25% of his of her shares,

•                  on or after the third anniversary, each covered stockholder may dispose of up to an additional 25% of his or her shares,

•                  on or after the fourth anniversary, each covered stockholder may dispose of up to an additional 25% of his or her shares, and

•                  on or after the fifth anniversary, each covered stockholder may dispose of his or her shares without restriction.

These anniversary permissions are cumulative so that they may be exercised at any future date. As of April 19, 2010, approximately 8,394,310 shares owned by covered stockholders remain subject to the restrictions of the Stockholders’ Agreement, which represents approximately 23.65% of our outstanding common stock.  Such percentage is based on the 35,488,329 shares outstanding on April 19, 2010, which total includes 4,058,009 currently unvested shares and excludes 1,046,448 vested RSUs. On November 8, 2010, the fourth anniversary of the IPO, approximately 4,197,155 shares are expected to be removed from the restrictions of the agreement.

Under the Stockholders’ Agreement, a covered stockholder may elect “retirement” and terminate his or her employment and be free to sell all shares at any time after the second anniversary of the IPO, without restriction, if such employee (i) is 60 years old or older or (ii) the total number of years served as an employee and such employee’s age is 65 or greater and, in either case, such employee enters into a non-competition, non-solicitation agreement with us providing that the employee will refrain from certain practices involving competitors or potential competitors of us for two years following the date of termination of employment. The Stockholders’ Agreement also provides that a covered stockholder who does not meet the criteria for Retirement who elects to terminate employment with us prior to the fifth anniversary of the IPO may not, within three months or, if earlier, the fifth anniversary of the IPO, engage in any employment in competition with us (as contemplated by the Stockholders’ Agreement). In addition, a covered stockholder may dispose of subject shares to a family member or a trust or other entity for the benefit of or controlled by the covered stockholder or the covered stockholder’s family member, provided that the family member or trust or other entity agrees in writing to be bound by the Stockholders’ Agreement.

With the consent of the Board, covered stockholders may dispose of additional shares at any time, in any amount, regardless of the foregoing restrictions. In addition, the Stockholders’ Agreement does not restrict the disposition of shares held by a covered stockholder who ceases to be an employee as a result of death or disability, or is terminated by us without “cause” (as such term is defined in the Stockholders’ Agreement).

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of April 19, 2010, for:

•                  each director and nominee for director,

•                  each named executive officer in the “Summary Compensation Table” on page 36,

•                  all directors (including nominees) and the named executive officers as a group, and

•                  any beneficial owner of more than five percent of our common stock.

In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. These amounts reflect the shares outstanding based upon the vesting terms of outstanding RSUs and include all currently-unvested shares of restricted stock granted pursuant to the IPO Stock Awards, the 2009 Year-End Stock Awards, the 2008 Year-End Stock Awards and the 2007 Year-End Stock Awards. Unless otherwise indicated, the address for each person listed below is: c/o KBW, Inc. 787 Seventh Avenue, New York, New York, 10019. To our knowledge, except as may be noted in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent‡
John G. Duffy(1)	940,963	2.58%
Thomas B. Michaud(2)	657,552	1.80%
Andrew M. Senchak(3)	779,709	2.13%
Mitchell B. Kleinman(4)	282,314	*
Robert Giambrone(5)	208,431	*
Daniel M. Healy(6)	35,240	*
Christopher M. Condron(7)	18,490	*
James K. Schmidt(8)	9,998	*
Michael J. Zimmerman(9)	7,014	*
BlackRock, Inc.(10)(11)	2,970,362	8.13%
All Directors and Named Executive Officers as a group (9 persons)	2,939,711	8.05%

‡

For purposes of this table the percentage is calculated based on the 35,488,329 shares of common stock which are entitled to vote at the Meeting and the 1,046,448 shares underlying vested RSUs which are not entitled to vote at the Meeting, for a total of 36,534,777 shares of common stock.

*	Less than 1% of our outstanding shares of common stock.

(1)

Includes (a) 10,000 unvested shares of restricted stock representing the unvested portion of Mr. Duffy’s IPO Stock Award, (b) 27,423 unvested shares of restricted stock representing his entire 2009 Year-End Stock Award, (c) 26,881 unvested shares of restricted stock representing the unvested portion of his 2008 Year-End Stock Award, (d) 10,984 unvested shares of restricted stock representing the unvested portion of his 2007 Year-End Stock Award, (e) 188,099 shares of common stock which are indirectly beneficially owned by Mr. Duffy and held by the John G. Duffy 2008 Grantor Retained Annuity Trust (“GRAT”), of which Mr. Duffy is the trustee and from which he receives an annuity, (f) 231,673 shares held in the aggregate by twelve trusts for the benefit of Mr. Duffy’s children, over which Mr. Duffy has no voting or investment control (Mr. Duffy disclaims any beneficial ownership of these 231,673 shares) and (g) 50,000 shares pledged by Mr. Duffy to secure an $800,000 aggregate principal amount bank loan, which is scheduled to mature on October 21, 2010.

(2)

Includes (a) 10,000 unvested shares of restricted stock representing the unvested portion of Mr. Michaud’s IPO Stock Award, (b) 27,423 unvested shares of restricted stock representing his entire 2009 Year-End Stock Award, (c) 26,881 unvested shares of restricted stock representing the unvested portion of his 2008 Year-End Stock Award, (d) 10,984 unvested shares of restricted stock representing the unvested portion of his 2007 Year-End Stock Award and (e) 26,875 shares of common stock underlying vested RSUs held by Mr. Michaud.

(3)

Includes (a) 10,000 unvested shares of restricted stock representing the unvested portion of Mr. Senchak’s IPO Stock Award, (b) 27,423 unvested shares of restricted stock representing his entire 2009 Year-End Stock Award, (c) 26,881 unvested shares of restricted stock representing the unvested portion of his 2008 Year-End Stock Award, (d) 10,984 unvested shares of restricted stock representing the unvested portion of his 2007 Year-End Stock Award and (e) 532,119 shares of common stock which are indirectly beneficially owned by Mr. Senchak and held by the Andrew M. Senchak 2009 GRAT and the Andrew M. Senchak 2007 GRAT (of both of which Mr. Senchak is the trustee and from both of which he receives an annuity), as well as the Andrew M. Senchak Family Trust.

(4)

Includes (a) 15,000 unvested shares of restricted stock representing the unvested portion of Mr. Kleinman’s IPO Stock Award, (b) 11,923 unvested shares of restricted stock representing his entire 2009 Year-End Stock Award, (c) 11,521 unvested shares of restricted stock representing the unvested portion of his 2008 Year-End Stock Award, (d) 3,780 unvested shares of restricted stock representing the unvested portion of his 2007 Year-End Stock Award and (e) 124,829 shares of common stock underlying vested RSUs held by Mr. Kleinman.

(5)

Includes (a) 20,000 unvested shares of restricted stock representing the unvested portion of Mr. Giambrone’s IPO Stock Award, (b) 16,394 unvested shares of restricted stock representing his entire 2009 Year-End Stock Award, (c) 16,001 unvested shares of restricted stock representing the unvested portion of his 2008 Year-End Stock Award, (d) 5,197 unvested shares of restricted stock representing the unvested portion of his 2007 Year-End Stock Award and (e) 26,961 shares of common stock underlying vested RSUs held by Mr. Giambrone.

(6)

Includes (a) 2,000 unvested shares of restricted stock representing the unvested portion of Mr. Healy’s IPO Stock Award, (b) 1,892 unvested shares of restricted stock representing his entire 2009 non-employee director stock compensation, (c) 1,754 unvested shares of restricted stock representing the unvested portion of his 2008 non-employee director stock compensation and (d) 656 unvested shares of restricted stock representing the unvested portion of his 2007 non-employee director stock compensation.

(7)

Includes (a) 1,892 unvested shares of restricted stock representing Mr. Condron’s entire 2009 non-employee director stock compensation, (b) 1,754 unvested shares of restricted stock representing the unvested portion of his 2008 non-employee director stock compensation and (c) 656 unvested shares of restricted stock representing the unvested portion of his 2007 non-employee director stock compensation.

(8)

Includes (a) 1,892 unvested shares of restricted stock representing Mr. Schmidt’s entire 2009 non-employee director stock compensation, (b) 1,754 unvested shares of restricted stock representing the unvested portion of his 2008 non-employee director stock compensation and (c) 492 unvested shares of restricted stock representing the unvested portion of his 2007 pro-rata non-employee director stock compensation.

(9)

Includes (a) 1,892 unvested shares of restricted stock representing Mr. Zimmerman’s entire 2009 non-employee director stock compensation, (b) 1,754 unvested shares of restricted stock representing the unvested portion of his 2008 non-employee director stock compensation and (c) 164 unvested shares of restricted stock representing the unvested portion of his 2007 pro-rata non-employee director stock compensation.

(10)

Information based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., a Delaware corporation (“BlackRock”). According to such filing, BlackRock beneficially owns 2,970,362 shares of our common stock.

(11)	Address of BlackRock is 40 East 52nd Street, New York, NY 10022.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (INDEPENDENT AUDITORS)

At its February 25, 2010 meeting, the Audit Committee recommended and approved the appointment of KPMG as our independent registered public accounting firm (independent auditors) to examine our consolidated financial statements for the year ending December 31, 2010. The Company and the Audit Committee are seeking the stockholders’ ratification of such action.

Representatives of KPMG are expected to attend the Meeting and be available to make a statement or respond to appropriate questions.

Your Board and the Audit Committee Recommend that Stockholders

Vote FOR The Ratification of Appointment of KPMG LLP as

the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee assists the Board in its risk oversight responsibilities, as well monitors the integrity of our financial statements, the qualifications, performance and independence of our external auditors, the performance of our internal audit function, and the compliance by us with certain legal and regulatory requirements.

The consolidated financial statements of KBW, Inc. for the fiscal year ended December 31, 2009 were audited by KPMG LLP, our independent registered public accounting firm (the “Auditors”). In connection with such financial statements, the Audit Committee has:

(1)               reviewed and discussed the audited financial statements with management and the Auditors,

(2)               discussed with the Auditors the matters required to be discussed by the statement on Auditing Standards No. 61 (as amended), as adopted by the Public Company Accounting Oversight Board, and

(3)               received the written disclosures and letter from the Auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the Audit Committee concerning independence, and discussed with the Auditors their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s 2009 audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC. The Board has approved this inclusion.

AUDIT COMMITTEE

Daniel M. Healy, Chairman

Christopher M. Condron

Michael J. Zimmerman

Audit Committee Pre-Approval Policy

For audit services, the independent auditor will provide the Audit Committee with an engagement letter, generally during the first quarter of the fiscal year, outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to, such engagement letter will be formally accepted by the Audit Committee. The independent auditor will submit to the Audit Committee for approval an audit services fee proposal together with or after acceptance of the engagement letter, which fee proposal if accepted constitutes part of the engagement letter. The independent auditor must ensure that all audit services provided to us have been approved by the Audit Committee. The Chief Financial Officer is responsible for tracking all the independent auditor’s audit services fees actually incurred against the estimates provided for such services and to report the results of such monitoring process to the Audit Committee at least annually.

For non-audit services, management will submit to the Audit Committee for approval, generally during the first quarter of the fiscal year (unless impracticable or a later date is agreed to by the committee), the list of non-audit services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. The independent auditor will confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, an estimated amount or fee-range for each such non-audit service over the course of the fiscal year will be provided to the Audit Committee. The Audit Committee may consider the amount or range of estimated fees for non-audit services as a factor in determining whether a proposed service could be considered to be an impairment on independence. The Audit Committee must approve both the list of permissible non-audit services and the estimated amount or fee-range for each of such services.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Audit Committee Chairman the interim authority to grant pre-approvals of audit-related services and permitted non-audit services, as well as amend or supplement the scope of, and fees for, audit-related services and the list of permissible non-audit services (including related fees). The Audit Committee will be informed by the independent auditor on a quarterly basis of any new audit or non-audit services that were approved by the chairman between meetings. In addition, to the extent that the scope of services proposed are significantly different than the scope originally pre-approved, the independent auditor will request a new or amended pre-approval from the committee.

The Chief Financial Officer is responsible for tracking all the independent auditor’s non-audit services fees actually incurred against the estimates provided for such services, and will report at least annually to the Audit Committee. In the event the invoice in respect of any such service is materially in excess of the estimated amount or range, the Audit Committee must approve such excess amount prior to payment of the invoice. Any requests to pay invoices in excess of the estimated amounts are to include an explanation as to the reason for such overage.

The pre-approval policy for audit and non-audit services does not include a delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The requirement to obtain pre-approval for non-audit services is subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

Service Fees Paid to the Independent Registered Public Accounting Firm

KPMG served as our independent auditors with respect to the fiscal years ended December 31, 2009 and 2008. The following table provides a breakdown of aggregate fees paid by us to KPMG for the last two fiscal years. All fees set forth below opposite the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were incurred in connection with services that were pre-approved by the Audit Committee.

	2009	2008
Audit Fees	$1,156,471	$1,135,809
Audit-Related Fees(1)	47,000	40,000
Tax Fees(2)	308,335	352,890
All Other Fees(3)	308,180	369,540
Total	$1,819,986	$1,898,239

(1)	Consists primarily of services related to the Profit Sharing Plan.

(2)	Consists primarily of tax compliance and planning.

(3)	Consists primarily of audits of sponsored partnership entities and accounting advisory services.

ADDITIONAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports must also be furnished to us.

Based solely on our review of the copies of such forms received by us with respect to 2009, we believe all of our directors and executive officers met all applicable filing requirements for that year. Mr. Healy filed a Form 4 amendment in February 2010 with respect to a stock purchase in November 2006, due to an administrative oversight on the part of the Company.

Stockholder Proposals For the 2011 Annual Meeting of Stockholders

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2011 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Shareholder Proposals) and received by our Corporate Secretary on or before December 31, 2010. Stockholder proposals to be presented at the 2011 annual meeting of stockholders which are not to be included in our proxy materials must be received by our Corporate Secretary no earlier than March 16, 2011, nor later than April 15, 2011, in accordance with the procedures in the Company Bylaws.

Householding

Under SEC rules, a single copy of proxy materials or single package of Internet Availability Notices may be sent to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who have previously consented to receive a single copy of these materials in a manner provided by these rules. Each stockholder to whom we are required to deliver an Internet Availability Notice continues to receive a separate notice within that single package. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Stockholders of record may revoke their consent to future householding mailings by contacting Broadridge toll free at (800) 542-1061, or by writing to:

Broadridge

Householding Department

51 Mercedes Way

Edgewood, NY 11717

Certain brokerage firms, banks, or other similar entities holding shares for “street name” holders may household proxy materials or notices. Beneficial owners sharing an address whose shares are held in an account by such entities, should contact such entity if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by contacting us as described under “Available Information” below.

Available Information

Our 2009 annual report and Form 10-K, including financial statements for the year ended December 31, 2009, accompany this Proxy Statement. Stockholders who wish to obtain an additional copy of our 2009 annual report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2009 or a copy of any of the charters of our Audit Committee, Compensation Committee or CG&N Committee, our Corporate Governance Guidelines, our Code of Ethics or our Supplemental Code of Ethics, may do so without charge by doing any of the following:

•                  viewing these documents on the “Investor Relations” section of our web site at www.kbw.com,

•                  contacting Alan Oshiki with Investor Relations at (866) 529-2339,

•                  emailing kbw.inv.relations@kbw.com or

•                  writing to KBW, Inc., c/o Taylor Rafferty LLC, 48 Wall Street, 32nd Floor, New York, New York 10005.

OTHER BUSINESS

Our management does not know of any other matter to be presented for action at the Meeting. If any other matter should be properly presented at the Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Mitchell B. Kleinman
General Counsel and Corporate Secretary

New York, New York
April 30, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date M24702-P89732 0 0 0 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, June 13, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Sunday, June 13, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to KBW, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by KBW, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. KBW, INC. 1. Election of the following Director nominees for a three-year term: The Board of Directors recommends a vote FOR the following items: Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity. 2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2010. For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except 0 0 0 0 To change the address on your account, please check the box at right and indicate your new address in the space on the reverse side. Please note that change(s) to the registered name(s) on the account may not be submitted via this method. KBW, INC. BNY MELLON SHAREOWNER SERVICES P.O. BOX 358015 PITTSBURGH, PA 15252-8015 Toll Free: 877-897-6894 International: 201-680-6685 TTY# Hearing Impaired: 800-231-5469 www.bnymellon.com/shareowner/isd 01) Thomas B. Michaud 02) James K. Schmidt Please indicate if you plan to attend this meeting. 0 0 Yes No

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The 2010 Notice and Proxy Statement and the 2009 Annual Report are available at www.proxyvote.com Annual Meeting Admission Ticket KBW, Inc. 2010 Annual Meeting of Stockholders Monday, June 14, 2010 10:00 a.m. Eastern Time AMA New York Executive Conference Center 1601 Broadway (between 48th and 49th Streets) New York, NY 10019 (212) 903-8060 www.amaconferencecenters.org This Admission Ticket will be required to admit you to the meeting. Please write your name and address in the space provided below and present this ticket when you enter. KBW, INC. Annual Meeting of Stockholders June 14, 2010 10:00 a.m. This proxy is solicited by the Board of Directors The undersigned hereby appoints John G. Duffy, Robert Giambrone and Mitchell B. Kleinman, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the back of this card all the shares of common stock of KBW, Inc. in the account held in the name of the undersigned at the close of business on April 19, 2010, at the annual meeting of stockholders to be held on June 14, 2010 at 10:00 a.m. Eastern Time, and at any adjournment thereof, with all the powers the undersigned would have if personally present. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the stockholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted FOR items 1 and 2, and, in the discretion of the proxy holders, upon such other matters as may properly come before the meeting. Address Changes/Comments: __________________________________________________________________________ _____________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) M24703-P89732 Name: Address: City, State and Zip Code: PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.